    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1996


                                                      REGISTRATION NO. 333-10541
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            MEMBERWORKS INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             ---------------------

              DELAWARE                              7389                             06-1276882
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                             ---------------------

         680 WASHINGTON BLVD.; SUITE 1100; STAMFORD, CONNECTICUT 06901
                                 (203) 324-7635
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ---------------------

                                GARY A. JOHNSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            MEMBERWORKS INCORPORATED
                        680 WASHINGTON BLVD., SUITE 1100
                          STAMFORD, CONNECTICUT 06901
                                 (203) 324-7635
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             ---------------------

                                   COPIES TO:


                MARK G. BORDEN, ESQ.                                 ALAN K. AUSTIN, ESQ.
            THOMAS L. BARRETTE, JR., ESQ.                           STEVEN V. BERNARD, ESQ.
                    HALE AND DORR                              WILSON SONSINI GOODRICH & ROSATI
                   60 STATE STREET                                 PROFESSIONAL CORPORATION
             BOSTON, MASSACHUSETTS 02109                              650 PAGE MILL ROAD
                   (617) 526-6000                                 PALO ALTO, CALIFORNIA 94304
                                                                        (415) 493-9300


                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            As soon as practicable after the effective date hereof.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 17, 1996


                                      LOGO

                                2,700,000 SHARES

                                  COMMON STOCK

     Of the 2,700,000 shares of Common Stock offered hereby, 2,400,000 shares are being sold by MemberWorks Incorporated ("MemberWorks" or the "Company") and 300,000 shares are being sold by certain Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $15.00 and $17.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price.

                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 6.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

======================================================================================================
                                                       UNDERWRITING                      PROCEEDS TO
                                        PRICE TO      DISCOUNTS AND     PROCEEDS TO        SELLING
                                         PUBLIC        COMMISSIONS       COMPANY(1)      STOCKHOLDERS
-------------------------------------------------------------------------------------------------------
Per Share..........................        $                $                $                $
-------------------------------------------------------------------------------------------------------
Total(2)...........................     $                $                $                $
=======================================================================================================

(1) Before deducting expenses payable by the Company, estimated at $900,000.

(2) The Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 405,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Selling Stockholders will be $          , $          and
    $          , respectively.

                           ------------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company"), San Francisco, California, on or about             , 1996.

ROBERTSON, STEPHENS & COMPANY

                             HAMBRECHT & QUIST

                                                        PAINEWEBBER INCORPORATED

               The date of this Prospectus is             , 1996

                           THE MEMBERWORKS SOLUTION

The Company's membership service programs create a synergistic relationship among members, vendors, clients and the Company.




In this place appears a graphic depicting the exchange of economic and other value between the Company and its members, service providers and clients. In exchange for fees, the Company provides its members value-added membership service programs. In exchange for marketing support, the Company's service providers provide it with program support. In exchange for customer lists, the Company pays royalties to its clients.



IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Summary...............................................................................    4
Risk Factors..........................................................................    6
Use of Proceeds.......................................................................   15
Dividend Policy.......................................................................   15
Capitalization........................................................................   16
Dilution..............................................................................   17
Selected Consolidated Financial Information...........................................   18
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................   19
Business..............................................................................   26
Management............................................................................   39
Certain Transactions..................................................................   47
Principal and Selling Stockholders....................................................   48
Description of Capital Stock..........................................................   50
Shares Eligible for Future Sale.......................................................   53
Underwriting..........................................................................   55
Legal Matters.........................................................................   56
Experts...............................................................................   56
Additional Information................................................................   56
Index to Consolidated Financial Statements............................................  F-1

                            ------------------------

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by its independent accountants, and with quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

     Countrywide Dental Program and HealthTrends are registered trademarks of the Company. Connections, Your source for entertainment values; Countrywide Dental and Health Program; Home PC Link; MoneyMaster; Official Sports Connection; and Travel Arrangements are trademarks of the Company. This Prospectus also includes trademarks and registered trademarks of other companies.

     The Company was incorporated in Delaware on July 12, 1989. The Company's principal executive offices are located at 680 Washington Blvd., Suite 1100, Stamford, Connecticut 06901 and its telephone number is (203) 324-7635. In August 1996, the Company changed its name from CardMember Publishing Corporation to MemberWorks Incorporated.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY


     MemberWorks Incorporated ("MemberWorks" or the "Company") believes, based on its senior management's extensive knowledge of the industry and its relationships with major credit card issuers in banking, oil and retail, that it is a leading designer and provider of innovative membership service programs. The Company addresses the needs of organizations seeking to leverage the expertise of an outside provider in offering these programs. MemberWorks offers its programs to increasingly sophisticated consumers seeking economy, efficiency and convenience in their purchase of products and services. For participating vendors, the programs provide the opportunity to reach a large number of demographically attractive members at minimal incremental marketing cost. As of June 30, 1996, the Company had approximately 40 client organizations and approximately 1.5 million members.


     The Company currently offers eight membership programs in broad lifestyle areas such as health, dental, travel, entertainment, sports, financial, and computers and software. The Company offers memberships primarily on an individual basis. Individual memberships are marketed by the Company to consumers listed in databases provided to it by clients. The Company analyzes these client lists to identify likely members utilizing a sophisticated, proprietary membership database system. Individual members pay fees directly to the Company, while the Company incurs the marketing costs to solicit these members and pays royalties to the clients on membership fees. The Company solicits members for its programs primarily through third-party telemarketers and to a lesser extent direct mail campaigns. Some of the Company's individual memberships are available at retail stores and on-line through the World Wide Web. Recently, the Company also began to offer memberships on a wholesale basis. Wholesale memberships incorporate elements from the Company's eight membership programs and are sold to client organizations who then market them to their consumers.

     The Company arranges with client financial institutions, retailers, oil companies, and other credit card issuers to market membership programs to such clients' individual account holders and customers. Currently, the Company has 38 credit card issuer clients to whom it is obligated to pay royalties, including 12 of the top 20 issuers of bank credit cards, such as Household Credit Services, Inc. and Capital One Financial Corp., four of the top five issuers of oil company credit cards, such as Shell Oil Company and Texaco Credit Card Services, and Sears, Roebuck and Co., the leading issuer of retail company credit cards.

     The Company has developed a consultative product development process which it believes has allowed it to respond quickly and effectively to market demand for new products. The Company believes it was the first membership services company to introduce aggregated discount services in health, sports, financial and, most recently, through Home PC Link, personal computers and software. The Company also believes that its programs are innovative with respect to the variety and quality of particular services, discounts and other features which those programs offer.

     To achieve its objective of becoming the leading provider of innovative membership programs, the Company intends to continue to develop innovative service programs for broad markets, expand existing and develop new distribution channels, maintain and build its renewal membership base, offer premium quality services, develop and use innovative technical solutions, leverage and develop multiple vendor partners, and pursue international opportunities.

                                  THE OFFERING

Common Stock offered by the Company........................  2,400,000 shares
Common Stock offered by the Selling Stockholders...........  300,000 shares
Common Stock outstanding after the offering................  14,550,177 shares(1)
Use of Proceeds............................................  Redemption of redeemable preferred stock and general corporate purposes, including
                                                             the acquisition of new members, program
                                                             development, capital expenditures and
                                                             working capital.
Proposed Nasdaq National Market symbol.....................  MBRS

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)


                                                                                YEAR ENDED JUNE 30,
                                                                          -------------------------------
                                                                           1994        1995        1996
                                                                          -------     -------     -------
STATEMENT OF OPERATIONS DATA:
Revenues................................................................  $25,830     $41,547     $57,012
Total expenses..........................................................   31,846      52,279      62,259
Net loss................................................................   (6,016)    (10,732)     (5,247)
Pro forma net loss per share(2).........................................                          $ (0.42)
Pro forma weighted average common and common equivalent shares
  outstanding(2)........................................................                           12,735



                                                                             JUNE 30, 1996
                                                            -----------------------------------------------
                                                                             PRO              PRO FORMA
                                                             ACTUAL        FORMA(3)       AS ADJUSTED(3)(4)
                                                            --------     ------------     -----------------
BALANCE SHEET DATA:
Cash and cash equivalents...............................    $  4,312       $  4,312            $36,645
Working capital (deficit)...............................     (18,977)       (18,977)            13,356
Total assets............................................      41,927         41,927             74,260
Long-term obligations...................................       1,089          1,089              1,089
Redeemable preferred stock..............................      20,487          1,949                 --
Total stockholders' equity (deficit)....................     (36,332)       (17,794)            16,488


---------------

(1) Based on the number of shares of Common Stock outstanding as of June 30, 1996, exclusive of 173,830 treasury shares. Excludes 1,277,762 shares of Common Stock issuable pursuant to stock options outstanding at June 30, 1996 (of which options to purchase 378,180 shares were exercisable) at a weighted average exercise price of $2.62 per share, and 384,287 shares of Common Stock issuable upon the exercise of warrants outstanding at June 30, 1996 (all of which warrants were exercisable) at a weighted average exercise price of $1.24 per share. Also excludes 310,140 shares of Common Stock issuable pursuant to stock options granted on July 1, 1996 (none of which were exercisable) at an exercise price of $8.00 per share. See "Capitalization," "Management -- Stock Plans," "Certain Transactions" and "Principal and Selling Stockholders." Also excludes 129,600 shares of Common Stock issuable upon exercise of options that may be granted to an executive officer of the Company upon achievement of certain performance goals prior to December 31, 1996. All such options will be exercisable at an exercise price of $2.78 per share and will vest ratably over a four-year period. See "Management -- Executive Compensation."


(2) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the computation of pro forma net loss per share and the shares used in computing pro forma net loss per share.

(3) Gives effect to the conversion of all outstanding shares of the Company's Class A Common Stock and Series A, Series B, Series C, Series D and Series H Preferred Stock into an aggregate of 12,062,239 shares of Common Stock.

(4) As adjusted to give effect to the sale of 2,400,000 shares of Common Stock offered by the Company hereby, at an assumed initial public offering price of $16.00 per share, the issuance of 3,533 shares of Common Stock pursuant to the exercise of a warrant by a Selling Stockholder and the application of the estimated net proceeds therefrom, including the redemption of all outstanding shares of the Company's Series E and Series F Preferred Stock upon the closing of this offering. See "Use of Proceeds."

    Except as otherwise indicated, all information in this Prospectus (i) reflects the conversion of all outstanding shares of the Company's Class B Common Stock into an aggregate of 84,405 shares of Common Stock, effected in August 1996; (ii) reflects a 7.2 for 1 stock split in issued shares of Common Stock, effected in September 1996; (iii) reflects the issuance of 3,533 shares of Common Stock pursuant to the exercise of a warrant by a Selling Stockholder concurrent with the closing of this offering, which shares will be sold in this offering by such Selling Stockholder; (iv) reflects the conversion of all outstanding shares of the Company's Class A Common Stock and Series A, Series B, Series C, Series D and Series H Preferred Stock into an aggregate of 12,062,239 shares of Common Stock upon the closing of this offering; (v) reflects the redemption of all outstanding shares of the Company's Series E and Series F Preferred Stock upon the closing of this offering; and (vi) assumes no exercise of the Underwriters' over-allotment option. The Company's fiscal year ends on June 30 of each year.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain of the factors set forth in the following risk factors and elsewhere in this Prospectus.

HISTORY OF LOSSES

     The Company has incurred significant operating losses since its inception. As of June 30, 1996, the Company had an accumulated deficit of approximately $38.3 million. For fiscal years 1996 and 1995, the Company incurred net losses of approximately $5.2 million and $10.7 million, respectively. Because of on-going costs in connection with obtaining new members, the Company expects to continue to incur operating and net losses at least through fiscal 1997. Although the Company has experienced revenue growth in recent periods, such growth rates may not be sustainable and are not indicative of future operating results. There can be no assurance that the Company will achieve or maintain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON CLIENTS; CLIENT CONCENTRATION

     The Company obtains substantially all of the information necessary to the Company's marketing efforts from customer lists supplied by its clients. Clients provide the lists to the Company for use in marketing a single, specific program which has been pre-approved by the client. As a result, the Company's ability to market a new program to an existing customer base or an existing program to a new customer base is dependent on first obtaining approval from a client.

     Approximately 61.3% of the Company's revenues for the year ended June 30, 1996 was attributable to members solicited from the customer lists provided by the following key clients: approximately 35.2% from customer lists provided by Sears, Roebuck and Co. ("Sears"), 15.6% from Associates Credit Card Services, Inc. ("Associates") and 10.5% from Capital One Financial Corp. ("Capital One"). These and other client relationships are pursuant to contracts which may be terminated by the client upon 30 to 90 days' notice without cause and without penalty. Upon such termination, the Company generally has the right to continue its relationship with the client's customers that have become program members for a specified period to substantially the same extent as prior to the termination, but may not resolicit those members upon such members' cancellation or non-renewal of the membership. Approximately 75% of the revenue attributable to Sears for the year ended June 30, 1996 was generated pursuant to a contract which also provides that, upon termination of the agreement for default, Sears may prohibit the Company from renewing memberships and otherwise cause the Company to terminate its relationship with existing members. Events that constitute default include events outside the control of the Company, including acts and omissions by the Company's third-party vendors. There can be no assurance that one or more of the Company's key or other clients will not terminate its relationship with the Company or that clients will provide additional customer lists to the Company for use in further marketing new or existing membership programs. In addition, the Company's agreement with Associates, representing approximately 15.6% of the Company's revenues for the year ended June 30, 1996, is under renewal negotiations, and there can be no assurance that Associates will renew such agreement on favorable terms, if at all. If the agreement is terminated, the Company will have the right to continue to provide membership services directly to the client's individual account holders, provided that the Company continues to pay royalties to the client, but may not resolicit those members upon such members' cancellation or non-renewal of the membership. Termination or expiration of a key client relationship could have a material adverse effect on the future revenues from existing programs of which such client's customers are members and on the Company's ability to further market new or existing programs through such client.

     Approximately 25% of the revenue attributable to Sears for the year ended June 30, 1996 was generated pursuant to a contract which grants Sears the option, exercisable at any time, to assume the obligations of the Company under a specified membership program in exchange for a fee or commission per member. The agreement provides that the fee or commission shall be negotiated by the Company and Sears, or otherwise be subject to binding arbitration. There can be no assurance that, upon exercise of such option, the Company would receive, as a result of negotiation, arbitration or otherwise, revenue or net income commensurate with the amount which the Company would receive if the option were not exercised. Failure to receive a commensurate amount, and the loss of the ability to market to the members of the program following exercise of the option, could have a material adverse effect on the Company's business, financial condition and results of operations.

     Client relationships generally take six months or more to develop and are based in part on professional relationships and the reputation of the Company's management and marketing personnel. As a result, client relationships may be adversely affected by events beyond the Company's control, such as departures of key personnel and alterations in professional relationships, and such clients may not be replaced on a timely basis, if at all. The loss of any client, particularly a key client, could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Distribution."

DEPENDENCE ON MEMBERSHIP RENEWALS

     The Company generally incurs losses and negative cash flow during the initial year of an individual membership program, as compared to renewal years, due primarily to higher marketing costs associated with initial member procurement. In addition, the Company experiences a higher percentage of cancellations during the initial membership period as compared to renewal periods. During an initial annual membership term or renewal term, a member may cancel his or her membership in the program, generally for a complete refund of the membership fee for that period. Accordingly, the profitability of each of the Company's programs depends on recurring and sustained membership renewals. Renewal rates are inherently uncertain and are subject to several factors, many of which are outside of the Company's control, including changing member preferences, competitive price pressures, general economic conditions, customer satisfaction and credit card holder turnover. There can be no assurance that a particular program will generate sufficient renewals to become profitable or that memberships, if renewed, will not be canceled. Failure of one or more of the Company's programs to generate recurring and sustained membership renewals would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. Factors which affect the Company's financial results include: the timing and cancellation of customer orders; the Company's ability to introduce new programs on a timely basis; the introduction of programs by the Company's competitors; market acceptance of the Company's and its clients' programs; the timing of investments in program development; personnel changes; the demand for membership programs generally; the mix of programs offered by the Company; unanticipated service interruptions; increased costs associated with expansion of operations; the availability of vendors to support offered programs; the rate of renewal by existing members of programs; the level of enthusiasm for health and fitness, travel, entertainment and leisure activities, and other lifestyle elements underlying the Company's programs; and competitive pressures on selling prices. Many of these factors are beyond the Company's control. Because the Company determines its expenditure levels in advance of each quarter, the Company's ability to reduce costs quickly in response to any revenue shortfall is limited, and thus operating results would be adversely affected if projected revenues for a given quarter are not achieved. The Company incurs significant start-up costs in advance of the offering of a new program, including costs associated with hiring and training additional personnel, program development and producing membership kits. In addition, any delay in the offering of the program, by the Company, its clients or otherwise, or slower than anticipated consumer acceptance of such program, could increase the Company's cost of revenues in a given period. There also can be no assurance that future acquisitions, if any, by the Company will not have an adverse effect upon the Company's results of operations, particularly in quarters immediately following consummation of such transactions, while the operations of the acquired business are being integrated into the Company's operations.


     In addition, the Company is required to grant options to purchase up to 129,600 shares of Common Stock to an executive officer upon achievement of certain performance goals, which options shall be exercisable at an exercise price of $2.78 per share. To the extent that such options are granted, the Company will incur compensation expense ratably over the four-year vesting period in an aggregate amount equal to the number of options granted multiplied by the difference between the exercise price and the trading price of the Company's Common Stock on the date of the grant. The Company's agreement to grant such options terminates on December 31, 1996.

     Due to the foregoing and other factors, the Company believes that its quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period to period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. It is also likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors, which, in turn, could have a severe adverse effect on the price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTENSE COMPETITION

     Competition in the membership services market for clients, such as credit card issuers, is intense. Several of the Company's competitors offer membership programs which provide services similar to, or which directly compete with, those provided by the Company. Because contracts between clients and program providers are often exclusive with respect to a particular service, potential clients may be prohibited from contracting with the Company to promote a program if the services provided by the Company's program are similar to, or merely overlap with, the services provided by an existing program of a competitor. Most of the Company's clients provide, either directly or through third parties, programs offered by the Company's competitors, and the Company's agreement with Sears, its principal client, permits Sears to offer its customers programs that directly compete with those offered by the Company. Competition for new members is also intense, particularly as the market becomes saturated with customers who are already members of competing programs. The Company's principal competitor is CUC International Inc. ("CUC"). The Company's other competitors include large retailers, travel agencies, financial institutions and other organizations which offer benefit programs to their customers. There can be no assurance that the Company's competitors will not increase their emphasis on programs similar to those offered by the Company and more directly compete with the Company, that new competitors will not enter the market, or that other businesses will not themselves introduce competing programs. Many of the Company's current and prospective competitors, including CUC, have substantially larger customer bases and greater financial and other resources than the Company. There can be no assurance that the Company's current or potential competitors will not provide programs comparable or superior to those provided by the Company at lower membership prices or adapt more quickly than the Company to evolving industry trends or changing market requirements. In addition, alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete effectively against current and future competitors. See "Business -- Competition."

NEW PROGRAM INTRODUCTIONS

     The Company's business is substantially dependent on its ability to develop and successfully introduce new programs which generate consumer interest. Failure to introduce new programs in a timely manner could result in the Company's competitors acquiring additional market share for a program in a particular area of consumer interest. In addition, the introduction or announcement of new programs by the Company or by others could render existing programs uncompetitive or obsolete, or result in a delay or decrease in orders for existing programs as customers evaluate new programs or select the new programs as an alternative to existing programs. Therefore, the announcement or introduction of new programs by the Company or others, or the failure by the Company to introduce new programs which have broad consumer appeal, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Membership Service Programs" and
"-- Competition."

DEPENDENCE ON VENDORS AND TELEMARKETERS

     The Company depends on independent vendors to provide most program products and services to members and on telemarketers to market its programs to prospective members. The vendors and telemarketers operate pursuant to agreements with the Company that may be terminated by the vendor or telemarketer with limited prior notice. There can be no assurance that, in the event a vendor or telemarketer ceases operations, or terminates, breaches or chooses not to renew its agreement with the Company, a replacement vendor or telemarketer could be retained on a timely basis, if at all. In addition, vendors and telemarketers are independent contractors and the level and quality of services provided is outside the control of the Company. Any service interruptions, delays or quality problems could result in customer dissatisfaction and membership cancellations, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing."

DEPENDENCE ON CREDIT CARD INDUSTRY

     The Company's future success is dependent in large part on continued demand for the Company's programs from businesses within the industries served by the Company. In particular, programs marketed through the Company's credit card issuer clients accounted for substantially all of the Company's revenues in fiscal 1996. A significant downturn in the credit card industry or a trend in that industry to reduce or eliminate its use of membership programs would have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not believe, however, that recent increases in consumer credit card indebtedness and increased consumer defaults on credit card obligations have had a material adverse affect on the Company's business, financial condition and results of operations. In addition, the Company is obligated under the terms of its agreement with credit card issuers and merchant processors under rules promulgated by credit card associations such as Visa International and Master Card to maintain certain standards of commercial conduct with respect to credit card users. Violations of such standards could jeopardize the Company's ability to sell its programs using such credit cards as the medium of commercial exchange, which could have a material adverse effect on Company's business, financial condition and results of operations. See "Business -- Distribution."

MANAGEMENT OF GROWTH

     The Company has recently experienced a period of rapid growth that has placed significant demands on its management and other resources, and continued growth, if any, could continue to place significant demands on such resources. Net sales increased from approximately $9.4 million in fiscal 1992 to $57.0 million in fiscal 1996. In addition, the number of employees increased from 76 to approximately 400 during the same period. The Company's ability to compete effectively and to manage future growth, if any, will depend on its ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's operations, and the failure to support the Company's operations effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Although the Company has not historically generated significant international revenues, the Company intends to attempt to penetrate international markets. The Company has not established a definitive timetable for its international expansion, but is currently engaged in discussions with clients concerning offering membership service programs in Canada and in Mexico. There can be no assurance as to whether or when such programs will be implemented. In order to successfully expand internationally, the Company must establish foreign operations and hire additional personnel. This will require significant management attention and financial resources and could materially adversely affect the Company's operating margins. International sales and operations are subject to numerous risks, including unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, difficulties in protecting intellectual property rights, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, implementation of foreign exchange controls and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, financial condition and results of operations. See "Business -- Strategy" and "-- Sales and Marketing."

MEMBERSHIP PROGRAM INDUSTRY; NEGATIVE IMPACT OF COMPETING INDUSTRIES

     Providers of membership service programs compete for client marketing budget dollars with other marketing activities and, in particular, other forms of direct marketing activities, such as direct mail. In recent years, there have been significant advances in new forms of direct marketing, such as the development of interactive shopping and data collection through television, the Internet and other media. Many industry experts predict that electronic interactive commerce, such as shopping and information exchange via the World Wide Web, will proliferate significantly in the foreseeable future. To the extent such proliferation occurs, it could have a material adverse effect on the demand for membership service programs. Furthermore, as the telemarketing industry continues to grow, the effectiveness of telemarketing, which is the Company's major means of marketing its programs, as a direct marketing tool may decrease as a result of increased consumer resistance to telemarketing in general. See "Business -- Industry Overview," "-- Sales and Marketing" and
"-- Competition."

FUTURE CAPITAL NEEDS

     The Company typically incurs high costs in the year a program is introduced. Principal elements of these costs relate to hiring personnel, developing program content, contracting with vendors, drafting, testing and refining telemarketing scripts and creating membership kits for mailing to potential new program members. The Company must incur costs to market programs to each potential member, regardless of whether that individual actually becomes a paying member. The Company's capital base is smaller than that of many of its competitors, and there can be no assurance that the Company's cash resources will be able to sustain its business, particularly if it experiences a reduction in revenues for a prolonged period or if it faces substantial unexpected capital requirements. To the extent that such cash resources are insufficient to fund the Company's activities, additional funds will be required. There can be no assurance that additional financing will be available on reasonable terms or at all. If additional capital is raised through the sale of additional equity or convertible debt securities, dilution to the Company's stockholders would occur. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RELIANCE ON COMPUTER AND COMMUNICATIONS SYSTEMS; TECHNOLOGY RISKS

     The Company's business is highly dependent on its computer and telecommunications systems and any temporary or permanent loss of either system, for whatever reason, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the technologies on which the Company is dependent to compete effectively and meet its clients' needs are rapidly evolving and in many instances are characterized by short product life cycles or innovation. As a result, the Company is dependent on ongoing, significant investment in advanced computer and telecommunications technology, including automated call distributors and digital switches, and its ability to anticipate and adapt to technological shifts. There can be no assurance that the Company will be successful in anticipating or adapting to technological changes or in selecting and developing new and enhanced technology on a timely basis. See "Business -- Technology."

DEPENDENCE ON TELEPHONE SERVICE

     The Company markets and services its programs primarily telephonically, and accordingly, its business is highly dependent on telephone services provided by various local and long distance telephone companies. Any significant interruption in telephone services could adversely affect the Company. Additionally, limitations on the ability of telephone companies to provide the Company with increased capacity that may be required in the future, if any, could adversely affect the Company's business, financial condition and results of operations. Rate increases imposed by these telephone companies will increase the Company's operating expenses and could materially adversely affect its business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on the members of its management and marketing staff, the loss of one or more of whom could have a material adverse effect on the Company. In addition, the Company believes that its future success will depend in large part upon its ability to attract and retain highly skilled managerial and marketing personnel, particularly as the Company expands its activities. The Company faces significant competition for such personnel, and there can be no assurance that the Company will be successful in hiring or retaining the personnel it requires for continued growth, if any. The failure to hire and retain such personnel could materially and adversely affect the Company's business, financial condition and results of operations. See "Management."

GOVERNMENT REGULATION; ADVERSE PUBLICITY

     The primary means which the Company uses to market its programs is telemarketing. The telemarketing industry has become subject to an increasing amount of Federal and state regulation as well as general public scrutiny in the past several years. The Federal Telephone Consumer Protection Act of 1991 limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, and Federal Trade Commission ("FTC") regulations promulgated thereunder, prohibit deceptive, unfair or abusive practices in telemarketing sales. Both the FTC and state attorneys general have authority to prevent telemarketing activities that constitute "unfair or deceptive acts or practices." Additionally, some states have enacted laws and others are considering enacting laws targeted directly at telemarketing practices, and there can be no assurance that any such laws, if enacted, will not adversely affect or limit the Company's current or future operations. Compliance with these regulations is generally the responsibility of the Company, and the Company could be subject to a variety of enforcement or private actions for any failure to comply with such regulations. The Company's provision of membership programs requires the Company to comply with certain state regulations, changes in which could materially increase the Company's operating costs associated with complying with such regulations. The risk of non-compliance by the Company with any rules and regulations enforced by a Federal or state consumer protection authority may subject the Company or its management to fines or various forms of civil or criminal prosecution, any of which could materially adversely affect the Company's business, financial condition and results of operations. Also, the media often publicizes perceived non-compliance with consumer protection regulations and violations of notions of fair dealing with consumers, and the membership programs industry is susceptible to preemptory charges by the media of regulatory noncompliance and unfair dealing. Any such publicity is potentially damaging to the Company's reputation, its client relationships and consumer acceptance and loyalty. See "Business -- Government Regulation."

     The Company believes that its Countrywide Dental Program currently is not considered to constitute an insurance program either by Federal or any state insurance regulatory authority where it is offered. If this program were in the future to be viewed by a Federal or any state insurance regulatory authority as an insurance program, this would subject the Company to the regulatory authority of such Federal or state insurance authority. The insurance industry currently is one of the most heavily regulated industries in the United States. In addition, the program may be subject to licensing requirements in certain states. In one state, the Company was required to suspend its offering of the program until it retained a licensed dentists' network to provide services. The subjection of the Company to such regulatory authority would significantly increase the Company's costs associated with regulatory compliance and potentially cause the Company to terminate its Countrywide Dental Program in particular states, either of which would materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will not in the future become subject to regulatory authority by the Federal or any state government as the result of its Countrywide Dental Program. See "Business -- Membership Service Programs" and "-- Government Regulation."

NO PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations between the Company, the Selling Stockholders and the Representatives of the Underwriters. See "Underwriting" for information relating to the method of determining the initial public offering price. Factors such as fluctuations in the Company's operating results, announcements of product or service innovations or new contracts by the Company or its competitors, and market conditions for stocks of companies similar to the Company and the condition of the capital markets generally could have a significant impact on the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of substantial amounts of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon closing of this offering, based upon the number of shares outstanding at June 30, 1996 and assuming no exercise after June 30, 1996 of outstanding stock options or warrants, there will be 14,550,177 shares of Common Stock of the Company outstanding. Of these shares, the 2,700,000 shares offered hereby (3,105,000 shares if the Underwriters' over-allotment option is exercised in full) and 4,046 shares will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"). The remaining 11,846,131 shares of Common Stock are deemed "restricted securities" as that term is defined in Rule 144. Of the restricted securities, 11,838,745 shares of Common Stock are subject to certain lock-up agreements (the "Lock-Up Agreements"). See "Underwriting." Approximately 3,852 shares of Common Stock, which are not subject to Lock-Up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-Up Agreements 181 days after the date of this Prospectus, approximately 9,576,370 additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. The remaining 2,265,909 shares will be eligible for sale thereafter upon expiration of their respective holding periods under Rule 144. In addition, as of June 30, 1996, there were outstanding stock options to purchase 1,277,762 shares, and on July 1, 1996, additional stock options to purchase 310,140 shares were granted. Of such shares subject to outstanding stock options: (i) 90 days following the date of this Prospectus, 27,000 shares subject to exercisable stock options, if exercised, will be eligible for sale pursuant to Rule 701; (ii) upon expiration of the Lock-up Agreements 181 days after the date of this Prospectus, 465,120 additional shares subject to exercisable stock options, if exercised, will be eligible for sale pursuant to Rule 701; and (iii) the remaining shares subject to stock options will be eligible for sale thereafter upon vesting and exercise. Such shares may also be sold pursuant to an effective registration statement, if any, under the Securities Act, registering such shares for resale. As of June 30, 1996 there were outstanding warrants to purchase 384,287 shares of Common Stock. Of these warrants, warrants to purchase 128,166 shares contain net exercise provisions. Accordingly, any shares issued upon net exercise will be eligible for sale upon expiration of the Lock-Up Agreements, subject to the requirements of Rule 144. The 256,121 shares issuable upon exercise of the remaining warrants, which do not contain net exercise provisions, will be eligible for sale upon expiration of their respective holding periods under Rule 144 from the date of their respective exercise. See "Shares Eligible for Future Sale." In addition, after this offering, the holders of approximately 9,253,584 shares of Common Stock and warrants to purchase an aggregate of 384,287 shares of Common Stock will be entitled to certain demand and piggyback rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration. If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were to include in a Company initiated registration such shares pursuant to the exercise of piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise additional capital. See "Description of Capital Stock -- Registration Rights."

CONTROL BY DIRECTORS AND OFFICERS

     Upon completion of this offering, the Company's officers and directors and their affiliates will beneficially own approximately 45.3% of the Company's outstanding Common Stock. These stockholders, if acting together, would have the ability to significantly influence the election of the Company's directors and also may have the ability to determine the outcome of corporate actions requiring stockholder approval. This concentration of ownership also may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Stockholders."

MANAGEMENT'S DISCRETION AS TO USE OF UNALLOCATED NET PROCEEDS

     Excluding approximately $2.5 million designated to redeem the Company's Series E and F Preferred Stock, the Company has not designated any specific use for the net proceeds from the sale of Common Stock described in this Prospectus. Rather, the Company expects to use the net proceeds for general corporate purposes, including working capital. Consequently, the Board of Directors and management of the Company will have significant discretion in applying the net proceeds of this offering. See "Use of Proceeds."

ANTI-TAKEOVER PROVISIONS

     The Company's Restated Certificate of Incorporation (the "Charter") requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and requires reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. The Charter provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company entitled to vote. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. These provisions, and other provisions of the Charter, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions."

DILUTION


     Purchasers of shares of Common Stock in this offering will suffer an immediate and substantial dilution in the net tangible book value per share of the Common Stock of $14.88 from the initial public offering price. To the extent that outstanding options to purchase the Company's Common stock are exercised, there will be further dilution. See "Dilution."


LACK OF DIVIDENDS

     The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,400,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $16.00 per share (after deducting estimated underwriting discounts and commissions and offering expenses) are estimated to be approximately $34.8 million. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.


     Approximately $2.5 million of the estimated net proceeds will be applied to redeem all outstanding shares of Series E and Series F Preferred Stock, including approximately $537,000 in accrued dividends. The remaining proceeds will be used for general corporate purposes, including acquisition of new members, program development, capital expenditures and working capital. Of the approximately $32.3 million of net proceeds available to it after redemption of the Series E and Series F Preferred Stock, the Company anticipates that, over the next two fiscal years, approximately $15.0 million will be expended on new program development and capital expenditures such as computer and telecommunications equipment, software and other like property, and the remainder of the proceeds will be allocated, first, to fund, if necessary, the anticipated continuation of the Company's net losses in this period, and second, any remaining balance, if any, to fund additional capital expenditures, for the acquisition of businesses, services and technologies that are complementary to those of the Company, or for other corporate purposes. The Company presently has no commitments or understandings for any such acquisitions, and is not presently engaged in any discussions or negotiations for any such acquisitions, and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term interest-bearing securities.


                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends to date and anticipates that all of its earnings in the foreseeable future will be retained for use in its business. The Company's future dividend policy will depend on the Company's earnings, capital requirements, financial condition, requirements of the financing agreements to which the Company is a party and other factors considered relevant by the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1996 on (i) an actual basis, (ii) a pro forma basis to give effect to the conversion of all outstanding shares of the Company's Class A Common Stock and Series A, Series B, Series C, Series D and Series H Preferred Stock into an aggregate of 12,062,239 shares of Common Stock upon the closing of this offering, and (iii) a pro forma as adjusted basis to reflect the issuance and sale by the Company of 2,400,000 shares of Common Stock offered hereby at an assumed initial public offering price of $16.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, the issuance of 3,533 shares of Common Stock pursuant to the exercise of a warrant by a Selling Stockholder and the application of the net proceeds therefrom, including the redemption of all outstanding shares of the Company's Series E and Series F Preferred Stock upon the closing of this offering. See "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                                        JUNE 30, 1996
                                                           ---------------------------------------
                                                                                        PRO FORMA
                                                             ACTUAL       PRO FORMA    AS ADJUSTED
                                                           -----------   -----------   -----------
                                                                       (IN THOUSANDS)
Long-term obligations....................................   $   1,089     $   1,089     $   1,089
Redeemable Preferred Stock, $0.01 par value; actual:
  978,226 shares authorized, 978,226 shares issued and
  outstanding; pro forma: 978,226 shares authorized,
  80,536 shares issued and outstanding; pro forma as
  adjusted: no shares authorized, issued and
  outstanding ...........................................      20,487         1,949            --
Total stockholders' equity (deficit)(1):
  Preferred Stock, $0.01 par value; actual and pro forma:
  no shares authorized, issued and outstanding; pro forma
  as adjusted: 1,000,000 shares authorized, no shares
  issued and outstanding.................................          --            --            --
  Common Stock, $0.01 par value; 40,000,000 shares
  authorized; actual: 5,857,105 shares issued and
  outstanding; pro forma: 12,320,474 shares issued and
  outstanding; pro forma as adjusted: 14,724,007 shares
  issued and outstanding.................................          59           123           147
     Additional paid-in-capital..........................       3,602        22,076        56,871
     Deferred compensation...............................      (1,400)       (1,400)       (1,400)
     Accumulated deficit.................................     (38,320)      (38,320)      (38,857)
     Treasury Stock, 173,830 shares at cost..............        (273)         (273)         (273)
                                                             --------      --------      --------
       Total stockholders' equity (deficit)..............     (36,332)      (17,794)       16,488
                                                             --------      --------      --------
          Total capitalization (deficit).................   $ (14,756)    $ (14,756)    $  17,577
                                                             ========      ========      ========


---------------

(1) Excludes 1,277,762 shares of Common Stock issuable pursuant to stock options outstanding at June 30, 1996 (of which options to purchase 378,180 shares were exercisable) at a weighted average exercise price of $2.62 per share and 384,287 shares of Class A Common Stock issuable upon exercise of warrants outstanding at June 30, 1996 (all of which warrants were exercisable) at a weighted average exercise price of $1.24 per share. Also excludes 310,140 shares of Common Stock issuable pursuant to stock options granted on July 1, 1996 (none of which were exercisable) at an exercise price of $8.00 per share. See "Management -- Stock Plans." Also excludes 129,600 shares of Common Stock that may be granted to an executive officer of the Company upon achievement of certain performance goals prior to December 31, 1996. All of such options will be exercisable at an exercise price of $2.78 per share and will vest ratably over a four-year period. See "Management -- Executive Compensation."

                                    DILUTION

     The pro forma deficit in net tangible book value of the Company's Common Stock as of June 30, 1996, was approximately $18,459,000, or $1.52 per share of Common Stock. Pro forma net tangible book value per share of Common Stock represents the amount of tangible assets (total assets less intangible assets) of the Company reduced by the Company's total liabilities and the redemption value of the Series E and Series F preferred stock, divided by the pro forma number of shares of Common Stock outstanding assuming conversion of all outstanding shares of Class A Common Stock and convertible preferred stock. After giving effect to the sale by the Company of 2,400,000 shares of Common Stock offered by the Company hereby (assuming an initial public offering price of $16.00 per share) and receipt of the net proceeds therefrom, the net tangible book value of the Company at June 30, 1996 would have been approximately $16,360,000, or $1.12 per share. This represents an immediate increase in pro forma net tangible book value of $2.64 per share to existing stockholders and an immediate dilution of $14.88 per share to new investors purchasing shares in this offering. The following table illustrates the per share dilution:

        Assumed initial public offering price per share..........               $16.00
          Pro forma deficit in net tangible book value per share
             as of June 30, 1996.................................  $  (1.52)
          Increase per share attributable to new investors.......      2.64
                                                                   --------
        Pro forma net tangible book value per share after
          offering...............................................                 1.12
                                                                                -------
        Dilution per share to new investors......................               $14.88
                                                                                ========

     The following table summarizes, on a pro forma basis as of June 30, 1996, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average consideration paid per share by the existing stockholders and by the new investors:

                                      SHARES PURCHASED          TOTAL CONSIDERATION
                                   ----------------------     -----------------------   AVERAGE PRICE
                                     NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                   ----------     -------     -----------     -------   -------------
Existing stockholders(1).........  12,150,177       83.5%     $18,780,943       32.8%      $  1.55
New investors(1).................   2,400,000       16.5       38,400,000       67.2       $ 16.00
                                   ----------      ------     -----------      ------
          Total..................  14,550,177      100.0%     $57,180,943      100.0%
                                   ==========      ======     ===========      ======

---------------
(1) Sales by the Selling Stockholders in this offering will cause the number of shares held by existing stockholders as of June 30, 1996 to be reduced to 11,850,177 shares or 81.4% of the total number of shares of Common Stock outstanding after this offering, and will increase the number of shares held by new investors to 2,700,000 or 18.6% of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Stockholders."


     The foregoing table assumes no exercise after June 30, 1996 of options or warrants to purchase shares of Common Stock outstanding at the date of this Prospectus. As of June 30, 1996, there were options outstanding to purchase an aggregate of 1,277,762 shares of Common Stock at a weighted average exercise price of $2.62 per share, and warrants outstanding to purchase an aggregate of 384,287 shares of Common Stock at a weighted average exercise price of $1.24 per share. In addition, options to purchase 310,140 shares of Common Stock, at an exercise price of $8.00 per share, were granted on July 1, 1996. To the extent that outstanding options or warrants are exercised, there will be further dilution to new investors. See "Management -- Stock Option Plans." The foregoing table also excludes 129,600 shares of Common Stock issuable upon exercise of options that may be granted to an executive officer of the Company upon achievement of certain performance goals prior to December 31, 1996. All of such options will be exercisable at an exercise price of $2.78 per share and will vest ratably over a four-year vesting period. See "Management -- Executive Compensation."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated statements of operations data for the years ended June 30, 1992 and 1993, and the selected consolidated balance sheet data as of June 30, 1992, 1993 and 1994 set forth below are derived from audited financial statements which are not included in this Prospectus. The selected consolidated statements of operations data for each of the years ended June 30, 1994, 1995 and 1996 and the selected consolidated balance sheet data as of June 30, 1995 and 1996 set forth below are derived from audited consolidated financial statements of the Company, which are included elsewhere in this Prospectus. The selected consolidated financial information of the Company is qualified by reference to and should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                           YEAR ENDED JUNE 30,
                                        ----------------------------------------------------------
                                         1992         1993         1994         1995        1996
                                        -------     --------     --------     --------     -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues..............................  $ 9,414      $17,269      $25,830     $ 41,547     $57,012
Total expenses........................   13,879       21,527       31,846       52,279      62,259
                                        -------      -------      -------     --------     -------
Net loss..............................  $(4,465)     $(4,258)     $(6,016)    $(10,732)    $(5,247)
                                        =======      =======      =======     ========     =======
Pro forma net loss per share..........                                                     $ (0.42)
                                                                                           =======
Pro forma weighted average common and
  common equivalent shares
  outstanding.........................                                                      12,735
                                                                                           =======



                                                                 JUNE 30,
                                        ----------------------------------------------------------
                                         1992         1993         1994         1995        1996
                                        -------     --------     --------     --------     -------
                                                              (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.............  $   463     $  1,017     $  2,566     $  5,323    $  4,312
Working capital (deficit).............   (2,860)      (4,605)     (11,065)     (13,410)    (18,977)
Total assets..........................   11,206       13,545       23,823       29,726      41,927
Long-term obligations.................    2,863        4,338        3,731        8,065       1,089
Redeemable preferred stock............    4,573        5,216        6,096       10,926      20,487
Stockholders' equity (deficit)........   (8,841)     (12,737)     (18,627)     (30,367)    (36,332)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     MemberWorks addresses the needs of organizations seeking to leverage the expertise of an outside provider in offering membership service programs. The Company was founded in 1989 and had approximately 1.5 million members as of June 30, 1996. Membership service programs offer selected products and services from a variety of vendors intended to enhance the existing relationships between businesses and consumers. MemberWorks offers these programs to increasingly sophisticated consumers seeking economy, efficiency and convenience in their selection of products and services. The membership programs which the Company offers address such broad lifestyle needs as health and dental, travel, entertainment, sports, personal finance and computers and software. The Company's programs are marketed to credit card holders through arrangements with its client organizations, including banks, retailers, major oil companies and other credit card issuers. Such organizations include Household Credit Services, Capital One, Sears, Shell Oil Company ("Shell") and Texaco Credit Card Services ("Texaco").


     The Company divides its memberships into two categories, individual and wholesale. Individual memberships consist of members who pay fees directly to the Company. The Company pays the marketing costs to solicit individual members, primarily using direct marketing techniques and customer lists provided by client organizations. In the case of wholesale memberships, the Company sells the membership service program to its client organization. The organization then either re-sells the program to its customers or provides the program to them as a benefit. In either wholesale case, the client is responsible for paying periodic membership fees to the Company and incurs substantially all marketing costs to solicit members. Wholesale programs substantially reduce the cost for the Company to acquire new members, which results in higher profit margins for the Company. Accordingly, the Company provides membership in the service program for fees which are less than the Company's standard individual membership fees for the program. Notwithstanding the lower fees, in the Company's limited experience, wholesale programs are generally more profitable than individual member programs. To date, substantially all of the Company's revenues have been from individual memberships.



     The Company derives its revenues principally from annually renewable membership fees, although some memberships are available on a monthly basis. The membership fees for the Company's programs are generally billed to subscribers via their credit card accounts and remitted to the Company by a credit card processor. Upon receipt, the Company then pays royalties to its client. In certain cases, membership fees are remitted to the Company by the credit card issuer client, less royalties due the client. If the Company refunds a membership fee, the Company is entitled to receive a refund of the royalty paid in connection with that membership fee. Annual memberships are renewed automatically and continue in effect unless canceled by the member. Of the members of the Company's programs who did not cancel in their initial year, such members, on average, have been members for more than two years. Revenues are presented net of expected cancellations. Cancellations represented 46.2% of gross revenues accrued in 1996, 47.5% in 1995 and 43.7% in 1994. Cancellation percentages are calculated by dividing all amounts refunded to canceling members in the applicable fiscal year by all revenues accrued with respect to that fiscal year, without regard to whether such revenues have been fully recognized in that year.



     The Company receives full payment of annual fees at or near the beginning of the applicable period, but recognizes revenue with respect to the payment ratably over the membership period. Similarly, the costs associated with soliciting each member, as well as the cost of royalties, printing and mailing of membership materials, are amortized ratably over the same period. Annual membership fees for a particular program may vary based on the results of the Company's market testing of the customer groups of various clients.



     In June 1996, the Company recorded unearned compensation of $1.4 million in conjunction with the grant of options to purchase 360,000 shares of Common Stock. The non-cash compensation expense for the options will be recognized quarterly over four years, beginning with the quarter ending September 30, 1996.


     The Company generally incurs losses and negative cash flow during the initial year of an individual membership program, as compared to renewal years, due primarily to higher marketing costs associated with initial member procurement. In addition, the Company experiences a higher percentage of cancellations during the initial membership period as compared to renewal periods. During the course of an initial annual membership term or renewal term, a member may cancel a membership in the program, generally for a complete refund of the membership fee paid for that period. Accordingly, the profitability of each of the Company's programs depends on recurring and sustained membership renewals. The percentage of the Company's individual membership revenues from renewing members increased from approximately 35.9% in 1994 to approximately 41.4% in 1996. The Company has focused its resources on developing, introducing and expanding innovative new programs, which reflects the Company's strategy of diversifying its revenue base. Primarily as a result of this effort, the Company has experienced net losses since its inception. The Company expects these net losses to continue at least through its current fiscal year.


     The Company routinely reviews all renewal rates and has not seen any material change over the last fiscal year in the average renewal rate. Renewal rates are calculated by dividing the total number of renewing members not requesting a refund during their renewal year by the total number of members up for renewal. Based on the Company's analysis of members who began memberships during the period from fiscal 1990 through fiscal 1994, on average, through fiscal 1996, approximately half of the members who did not cancel in their first year renewed for a second year and did not cancel during that year. Of that smaller, renewing group, a slightly higher percentage chose to renew again after the second year of membership and did not cancel during that year. In subsequent years, the proportion of renewing members relative to total members in a program continued to increase. MemberWorks believes that pricing, innovative programs and effective marketing are necessary to attract members to programs both on program introduction and in subsequent years. If more members are attracted to a program initially, there are more members available to renew from year-to-year. Renewal rates, however, are inherently uncertain and are subject to several factors, many of which are outside of the Company's control, including changing member preferences, competitive price pressures, general economic conditions, customer satisfaction and credit card holder turnover. There can be no assurance that a particular program will generate sufficient renewals to become profitable or that memberships, if renewed, will not be canceled. Failure of one or more of the Company's programs to generate recurring and sustained membership renewals would have a material adverse effect on the Company's business, financial condition and results of operations.



     During December 1994, the Company discontinued its domestic discount coupon book business and recorded a charge of $659,000 to operations, primarily to write off unamortized goodwill of $166,000 and other assets of $461,000. Effective June 30, 1995, the Company returned its domestic discount coupon book operations, cash of $175,000 and net fixed assets of $14,000 to the former owner of the business in exchange for the shares of Common Stock issued in the original exchange. Fiscal 1995 consolidated operating results include revenues of $556,000 and operating losses of $1.6 million, including the $659,000 charge discussed above, attributable to the discontinued business.

RESULTS OF OPERATIONS
     The following table sets forth, for the periods indicated, certain items on the Company's consolidated statements of operations as a percentage of revenues:

                                                                   YEAR ENDED JUNE 30,
                                                              -----------------------------
                                                              1994        1995        1996
                                                              -----       -----       -----
    CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
      Revenues..............................................  100.0%      100.0%      100.0%
      Expenses:
         Operating..........................................   20.7        23.4        20.4
         Marketing..........................................   78.2        78.9        67.4
         General and administrative.........................   21.6        21.4        20.9
         Interest expense, net..............................    2.8         2.1         0.5
                                                              -----       -----       -----
      Total expenses........................................  123.3       125.8       109.2
                                                              -----       -----       -----
      Net loss..............................................  (23.3)%     (25.8)%      (9.2)%
                                                              =====       =====       =====

YEARS ENDED JUNE 30, 1996 AND 1995

     Revenues. Revenues increased 37.2% to $57.0 million in 1996 from $41.5 million in 1995 due to an increase in the Company's membership base and an increase in the weighted average program fee. The Company's membership base increased to 1.5 million members at June 30, 1996 from 1.1 million members at June 30, 1995. The increase in the Company's membership base was due to an increase in the members enrolled in existing programs and the introduction in 1996 of three new programs. The increase in the weighted average program fee was due to an increase in the percentage of members enrolled in programs with higher fees and an increase in the initial and renewal fees for certain programs. Revenues from renewals increased to $23.3 million in 1996 from $15.0 million in 1995. As a percentage of individual membership revenues, these amounts represented 41.4% in 1996 and 37.1% in 1995.

     Revenue attributable to members solicited through Sears, Capital One and Associates represented 35.2%, 10.5% and 15.6%, respectively, of total revenues in 1996 and 41.0%, 9.0% and 16.1%, respectively, of total revenues in 1995. Termination of any of these key relationships could have a material adverse effect on the future revenue from existing programs of which such client's customers are members and on the Company's ability to further market new or existing programs through such clients.

     Operating Expenses. Operating expenses consist of costs incurred in servicing the Company's membership base, including personnel, telephone and computer processing costs, as well as expenses associated with the production and distribution of membership information kits. Operating expenses increased 19.8% to $11.6 million in 1996 from $9.7 million in 1995. The increase was due principally to additional costs incurred to support the growth in the membership base, partially offset by the absence of costs associated with the Company's discount coupon business, which was discontinued in 1995. As a percentage of revenues, operating expenses decreased to 20.4% in 1996 from 23.4% in 1995. Excluding expenses associated with the discontinued discount coupon business, operating expenses as a percentage of revenues in 1995 would have been 20.7%. The decrease as a percentage of revenues primarily resulted from increased efficiencies in the Company's membership services operations. The Company commenced operations at its new membership service facility in the quarter ended June 30, 1996 and, primarily as a result, the Company expects operating expenses to increase as a percentage of revenues in 1997.

     Marketing Expenses. Marketing expenses consist of fees to telemarketers to solicit potential members, royalties to clients, direct mail costs and other solicitation expenses. Marketing expenses increased 17.1% to $38.4 million in 1996 from $32.8 million in 1995. The increase was due primarily to increased telemarketing costs and increased royalty expense as a result of a larger membership base. As a percentage of revenues, marketing expenses decreased to 67.4% in 1996 from 78.9% in 1995. The decrease was due to lower per member telemarketing costs, as well as the favorable effect of an increase in the weighted average program fee and an increase in renewal revenues as a percentage of total revenues.


     In addition to marketing expenses, the Company also monitors overall membership solicitation and other deferred costs. Those costs include both marketing expenses and costs associated with the production and distribution of membership information kits, and are amortized ratably over the membership period. Membership solicitation and other deferred costs increased 17.1% to $47.0 million in 1996 from $40.1 million in 1995 primarily due to increased marketing efforts.



     General and Administrative Expenses. General and administrative expenses consist of personnel and facilities expenses associated with the Company's executive, sales, marketing, finance, product and account management functions. General and administrative expenses increased 34.1% to $11.9 million in 1996 from $8.9 million in 1995. The increase was the result of hiring additional personnel at all levels and the related increase in facilities costs, partially offset by the absence of costs associated with the Company's discount coupon business, which was discontinued in 1995. As a percentage of revenues, general and administrative expenses decreased to 20.9% in 1996 from 21.4% in 1995. Excluding general and administrative expenses associated with the discontinued discount coupon business, general and administrative expenses increased as a percentage of revenues to 20.9% in 1996 from 18.7% in 1995. The increase as a percentage of revenues was primarily a result of hiring additional personnel in the second half of fiscal 1996 and a related increase in facilities costs. The Company expects general and administrative expenses will continue to increase as a percentage of revenues in 1997 as the Company incurs full year expenses associated with these costs. In addition, the Company expects general and administrative expense to be increased during the next four fiscal years as the Company recognizes non-cash compensation expense for options granted in June 1996.


     Interest Expense, Net. Interest expense, net is primarily composed of interest income from cash and cash equivalents, offset by financing charges relating to notes payable, equipment leases and other debt. Interest expense, net decreased to $310,000 in 1996 from $893,000 in 1995 as the result of lower borrowings by the Company in 1996. The Company generally invests in short-term, investment-grade, interest bearing securities. The amount of interest income fluctuates based upon the amount of funds available for investment and prevailing interest rates.

     Provision for Income Taxes. The Company made no provision for income taxes for the years ended June 30, 1996 and 1995 due to the net operating losses incurred during those years. As of June 30, 1996, the Company had accumulated net operating loss carry forwards of $17.7 million.


YEARS ENDED JUNE 30, 1995 AND 1994


     Revenues. Revenues increased 60.8% to $41.5 million in 1995 from $25.8 million in 1994 due to an increase in the Company's membership base and an increase in the weighted average program fee. The Company's membership base increased to 1.1 million members at June 30, 1995 from 820,000 members at June 30, 1994. The increase in the Company's membership base was due to an increase in the members enrolled in existing programs and the continued roll-out of a new program introduced in 1994. The increase in the weighted average program fee was due to an increase in the percentage of members enrolled in programs with higher fees and an increase in the initial and renewal fees for certain programs. Revenues from renewals increased to $15.0 million in 1995 from $9.1 million in 1994. As a percentage of individual membership revenues, these amounts represented 37.1% in 1995 and 35.9% in 1994.

     Revenue attributable to members solicited through Sears, Capital One and Associates represented 41.0%, 9.0% and 16.1%, respectively, of total revenues in 1995 and 55.4%, 5.5% and 7.4%, respectively, of total revenues in 1994.

     Operating Expenses. Operating expenses increased 81.2% to $9.7 million in 1995 from $5.4 million in 1994. The increase was due principally to additional costs incurred to support the growth in the membership base. As a percentage of revenues, operating expenses increased to 23.4% in 1995 from 20.7% in 1994. Excluding the one-time write-off of $659,000 in costs in 1995 related to the discontinuation of the Company's discount coupon business, operating expenses as a percentage of revenues increased to 21.8% in 1995 from 20.7% in 1994. The increase as a percentage of revenues primarily resulted from decreased efficiency experienced in membership services operations which was necessary to support the Company's rapid revenue growth.

     Marketing Expenses. Marketing expenses increased 62.5% to $32.8 million in 1995 from $20.2 million in 1994. The increase was due primarily to increased telemarketing costs and increased royalty expense as a result of a larger membership base. As a percentage of revenues, marketing expenses increased to 78.9% in 1995 from 78.2% in 1994. The increase as a percentage of revenues was primarily due to higher per member telemarketing costs, partially offset by the favorable effect of an increase in the weighted average program fee and an increase in renewal revenues as a percentage of total revenues.


     Membership solicitation and other deferred costs increased 40.3% to $40.1 million in 1995 from $28.6 million in 1994 primarily due to increased marketing efforts.


     General and Administrative Expenses. General and administrative expenses increased 58.9% to $8.9 million in 1995 from $5.6 million in 1994. The increase was primarily the result of hiring additional personnel at all levels and the related increase in facilities costs. As a percentage of revenues, general and administrative expenses decreased to 21.4% in 1995 from 21.6% in 1994.

     Interest Expense, Net. Interest expense, net increased to $893,000 in 1995 from $712,000 in 1994 as a result of higher borrowings by the Company in 1995.

     Provision for Income Taxes. The Company made no provision for income taxes for the years ended June 30, 1995 and 1994 due to the net operating losses incurred during those years.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly consolidated statements of operations data for each of the eight quarters in the period ended June 30, 1996 and the percentage of the Company's revenues represented by each item in the respective quarter. In the opinion of the Company's management, this unaudited information has been prepared on a basis consistent with the audited Consolidated Financial Statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein when read in conjunction with the Consolidated Financial Statements and related Notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                       QUARTER ENDED
                           -----------------------------------------------------------------------------------------------------
                                           FISCAL YEAR 1995                                     FISCAL YEAR 1996
                           ------------------------------------------------     ------------------------------------------------
                           SEPT. 30,     DEC. 31,     MAR. 31,     JUNE 30,     SEPT. 30,     DEC. 31,     MAR. 31,     JUNE 30,
                             1994          1994         1995         1995         1995          1995         1996         1996
                           ---------     --------     --------     --------     ---------     --------     --------     --------
                                                          (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..................  $ 8,988      $ 9,884      $10,948      $11,727       $12,679      $14,089      $14,778      $15,466
                            -------      -------      -------      -------       -------      -------      -------      -------
Expenses:
  Operating...............    2,119        3,024        2,126        2,433         2,488        2,893        2,962        3,280
  Marketing...............    7,409        7,948        8,571        8,871         9,127        9,626        9,579       10,078
  General and
    administrative........    2,129        2,542        2,083        2,131         2,060        3,229        3,090        3,537
  Interest expense
    (income), net.........      181          237          232          243           300          (18)          3           25
                            -------      -------      -------      -------       -------      -------      -------      -------
Total expenses............   11,838       13,751       13,012       13,678        13,975       15,730       15,634       16,920
                            -------      -------      -------      -------       -------      -------      -------      -------
Net loss..................  $(2,850)     $(3,867)     $(2,064)     $(1,951)      $(1,296)     $(1,641)     $  (856)     $(1,454)
                            =======      =======      =======      =======       =======      =======      =======      =======

PERCENTAGE OF TOTAL REVENUES:
Revenues..................    100.0%       100.0 %      100.0 %      100.0 %       100.0%       100.0 %      100.0 %      100.0 %
                           ---------     --------     --------     --------     ---------     --------     --------     --------
Expenses:
  Operating...............     23.6         30.6         19.4         20.7          19.6         20.5         20.0         21.2
  Marketing...............     82.4         80.4         78.3         75.6          72.0         68.3         64.8         65.2
  General and
    administrative........     23.7         25.7         19.0         18.2          16.2         22.9         20.9         22.9
  Interest expense
    (income), net.........      2.0          2.4          2.2          2.1           2.4         (0.1 )        0.1          0.1
                           --------      -------      -------      -------      --------      -------     --------     --------
Total expenses............    131.7        139.1        118.9        116.6         110.2        111.6        105.8        109.4
                           --------      -------      -------      -------      --------      -------     --------     --------
Net loss..................    (31.7)%      (39.1)%      (18.9)%      (16.6)%       (10.2)%      (11.6)%       (5.8)%       (9.4)%
                           ========      ========     =======      =======      ========      =======     ========     ========


     The Company's quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. Factors which affect the Company's financial results include: the timing and cancellation of client orders; the Company's ability to introduce new programs on a timely basis; the introduction of programs by the Company's competitors; market acceptance of the Company's and its clients' programs; the timing of investments in program development; personnel changes; the demand for membership programs generally; the mix of programs offered by the Company; unanticipated service interruptions; increased costs associated with expansion of operations; availability of vendors to support offered programs; the rate of renewal by existing members of programs; the level of enthusiasm for health and fitness, travel, entertainment and leisure activities, and other lifestyle elements underlying the Company's programs; and competitive pressures on selling prices. Many of these factors are beyond the Company's control. Because the Company determines its expenditure levels in advance of each quarter, the Company's ability to reduce costs quickly in response to any revenue shortfall is limited, and thus operating results would be adversely affected if projected sales for a given quarter are not achieved. The Company incurs significant start-up costs in advance of the offering of a new program, including costs associated with hiring and training additional personnel, program development and producing membership kits. In addition, any delay in the offering of the program, by the Company, its clients or otherwise, or slower than anticipated consumer acceptance of such program, could increase the Company's cost of revenues in a given period. There also can be no assurance that future acquisitions, if any, by the Company will not have an adverse effect upon the Company's results of operations, particularly in quarters immediately following consummation of such transactions, while the operations of the acquired business are being integrated into the Company's operations.


     In addition, the Company is required to grant options to purchase up to 129,600 shares of Common Stock to an executive officer upon achievement of certain performance goals, which options shall be exercisable at an exercise price of $2.78 per share. To the extent that such options are granted, the Company will incur compensation expense ratably over the four-year vesting period in an aggregate amount equal to the number of options granted multiplied by the difference between the exercise price and the trading price of the Company's Common Stock on the date of the grant. The Company's agreement to grant such options terminates on December 31, 1996.

     The Company believes that its quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period to period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. It is also likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors, which, in turn, could have a severe adverse affect on the price of the Company's Common Stock.

     The Company's revenue has increased in each of the quarters presented above. These increases have resulted primarily from an increase in the Company's overall membership base. Operating expenses have varied quarter to quarter due primarily to personnel expenses and other costs associated with providing services for new members or anticipated new members. Operating expenses in the quarter ended December 31, 1994 were relatively high as compared to other quarters primarily due to the discontinuance in 1995 of the Company's domestic discount coupon book business. Marketing expenses have generally increased in each quarter due to increased marketing efforts and increasing royalties associated with an expanding membership base. General and administrative expenses have varied quarter to quarter due primarily to the hiring of additional personnel, particularly in the last two quarters of fiscal 1996, and facilities costs for physical expansion needed to support the Company's growth. General and administrative expenses were lower in the quarters ended March 31, June 30 and September 30, 1995 as compared to prior quarters primarily as a result of the absence of general and administrative expenses associated with the Company's discount coupon business which was discontinued in the quarter ended December 31, 1994. General and administrative expenses in the quarter ended December 31, 1995 were higher primarily due to higher legal, employee recruiting and employee bonus expenses.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has funded operations primarily through private sales of securities. Total net proceeds from the sale of stock, warrants and notes through June 30, 1996 was $25.0 million. In addition, the Company has a $3.0 million bank line of credit. The line of credit bears interest at 1.5% per annum plus the higher of the base commercial lending rate for the bank or the Federal Funds Rate plus 0.5% per annum and expires in February 1997. At June 30, 1996, $10,000 was outstanding under the line of credit.

     Net cash provided by operating activities was $1,000 in 1996, net cash used by operating activities was $3.5 million in 1995 and net cash provided by operating activities was $600,000 in 1994. These results were attributable to the Company's strategy to use substantially all of its available cash to fund costs required to increase its membership base. The Company's capital expenditures for 1996, 1995 and 1994 were $1.7 million, $500,000 and $700,000, respectively. These expenditures were for acquisition of fixed assets required to support the Company's growth over the period from 1994 to 1996.

     Accounts receivable includes $3.6 million of unbilled receivables as of June 30, 1996 (none at June 30, 1995), which were billed and collected subsequent to the balance sheet date, and arise in certain instances when the Company elects to bill subsequent to, rather than upon, acceptance of membership. The Company had cash and cash equivalents of $4.3 million as of June 30, 1996.

     The development and marketing of the Company's programs requires significant expenditures, and the Company must incur costs to market programs to each potential member, regardless of whether that individual actually becomes a paying member. The Company's capital base is smaller than that of many of its competitors, and there can be no assurance that the Company's cash resources will be able to sustain its business, particularly if it experiences a reduction in revenues for a prolonged period or if it faces substantial unexpected capital requirements. To the extent that such cash resources are insufficient to fund the Company's activities, additional funds will be required. There can be no assurance that additional financing will be available on reasonable terms or at all. If additional capital is raised through the sale of additional equity or convertible debt securities, dilution to the Company's stockholders would occur.


     The Company currently has both negative working capital and an accumulated deficit due to its history of losses. Because of ongoing costs in connection with obtaining new members, the Company expects to incur operating and net losses at least through fiscal 1997. The Company intends to use its existing cash balances, the net proceeds of this offering, funds generated from operations and borrowings available under the Company's bank credit agreement to address its cash requirements during the anticipated continuation of its net losses. The Company believes that as its percentage of revenues attributable to renewal members increases, such increase will help to generate net cash from operating activities, and thereby minimize its need for financing from outside sources. The Company believes that the net proceeds from this offering, together with its cash balances following completion of the offering, funds generated from operations, and borrowings available under the Company's bank credit agreement, will be sufficient to meets its capital requirements for at least the next 18 months. Of the approximately $32.3 million of net proceeds available to it after redemption of the Series E and

Series F Preferred Stock, the Company anticipates that, over the next two fiscal years, approximately $15.0 million will be expended on new program development and capital expenditures such as computer and telecommunications equipment, software and other like property, and the remainder of the proceeds will be allocated, first, to fund, if necessary, the anticipated continuation of the Company's net losses in this period, and second, any remaining balance, if any, to fund additional capital expenditures, for the acquisition of businesses, services and technologies that are complementary to those of the Company, or for other corporate purposes.


RECENTLY ISSUED ACCOUNTING STANDARDS

     In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The Company adopted SFAS No. 121, with no effect on operations, in fiscal 1996.

     The Company accounts for stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." In fiscal 1997, the Company intends to adopt the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

                                    BUSINESS

     The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated on these forward-looking statements as a result of certain factors, including those set forth under "Risk factors" and elsewhere in this Prospectus.


     MemberWorks believes, based on its senior management's extensive knowledge of the industry and its relationships with major credit card issuers in banking, oil and retail, that it is a leading designer and provider of innovative membership service programs. The Company addresses the needs of organizations seeking to leverage the expertise of an outside provider in offering these programs. MemberWorks offers its programs to increasingly sophisticated consumers seeking economy, efficiency and convenience in their purchase of products and services. For participating vendors, the programs provide the opportunity to reach a large number of demographically attractive members at minimal incremental marketing cost. The Company's programs are marketed to credit card holders through arrangements with its client organizations including banks, retailers, major oil companies and other credit card issuers. Such organizations include Household Credit Services, Capital One, Sears, Shell and Texaco.


INDUSTRY BACKGROUND

     Businesses which sell services and products to consumers have substantially increased the use of direct marketing techniques to reach their customers. The estimated total consumer sales as a result of direct marketing in the United States were approximately $600 billion in 1995. The Company believes that membership service programs are one of the fastest growing areas of direct marketing. Membership service programs, if designed, marketed and managed effectively, can be of substantial value to the consumers who become members of such programs, to the businesses which market to consumers and to the client organizations, such as credit card issuers, banks, insurance companies and others, which offer the programs to their customers.

     Increasingly sophisticated consumers, such as dual income couples and professionals, are faced with a growing number of products and services that are advertised and offered through media ranging from network television to traditional print media to the Internet. In addition, these consumers have limited time in which to make informed and efficient purchasing decisions. A well-designed membership service program provides value by allowing consumers to make purchases more efficiently, conveniently and knowledgeably through access to discounted products and services, information services and other types of assistance.

     Businesses are seeking more cost-effective and efficient methods to reach their customers than through the confusing array of traditional mass marketing channels. In addition, businesses also are seeking to reach new customers, strengthen relationships with existing customers and generate new, predictable revenues, including royalties.

     Historically, a substantial number of the businesses which utilize membership service programs have been issuers of credit cards. More recently, however, other businesses, including retailers, resort operators, banks, insurance companies and non-profit organizations have also begun to offer service programs. In many cases, these businesses lack the core competency to successfully design, market and manage membership programs. As a result, these businesses seek to outsource to companies which are able to apply advanced database systems to capture, process and store consumer and market information, are able to use their experience to provide effective programs, and are able to realize economies of scale. In addition, businesses seeking to implement membership service programs demand that the provider of those programs have the expertise to continue to introduce innovative new programs and that the provider have such resources as extensive vendor networks and experienced management teams, in order to market programs quickly and successfully.

THE MEMBERWORKS SOLUTION

     MemberWorks designs and manages innovative membership programs providing substantial benefits to member consumers, those organizations offering the programs and vendors whose products and services are offered through the programs. The Company addresses the needs of organizations seeking to leverage the expertise of an outside provider in offering membership service programs. In return for providing the Company with customer lists, the Company's clients receive royalty payments typically ranging between 15% and 20% of all membership fees. Clients also benefit because the programs are designed and managed to strengthen the relationship between clients and their customers. In addition, MemberWorks markets these programs of products and services to increasingly sophisticated consumers seeking economy, efficiency and convenience in their selection of products and services. Members save time by telephonically purchasing goods and services and obtaining useful information. Members also benefit because the vendors agree to allow discounts for products and services not generally available to non-members. MemberWorks offers participating vendors the opportunity to reach a large number of demographically attractive members at minimal incremental marketing cost.

     The Company maximizes its marketing effort by utilizing a proprietary database management system to analyze the demographics of customer lists provided by its clients in order to target specific consumers. MemberWorks is able to introduce new programs, as well as improve existing programs, through telemarketing rather than direct mail or other methods, thereby providing clients with a rapid, inexpensive means to test and introduce new concepts.

     MemberWorks leverages its substantial base of approximately 40 client organizations and approximately 1.5 million members to decrease its costs and to pass economic benefits on to its clients and members. The Company's broad membership base allows MemberWorks to render substantial discounts on its vendors' products and services. Economies of scale also permit the Company to maintain approximately 200 member service representatives on a 24 hour a day, seven day a week basis. These representatives ensure that members receive high-quality service and help build consumer loyalty with the Company's client organizations.

STRATEGY

     The Company's objective is to become the leading provider of innovative membership programs. Key elements of the Company's strategy are as follows:

     Continue to Develop Innovative Service Programs for Broad Markets. The Company intends to emphasize the development and rapid introduction of innovative programs which address the lifestyle needs of large numbers of people. The Company believes that this strategy will position it to further penetrate its core membership market, both through existing clients and through new clients who will find the Company's new and innovative programs to be valuable to their own customers. For example, the Company believes that its Home PC Link program, which provides consumers with valuable information regarding, and purchasing access to, computer hardware, software and advisory services, is the first such program offered. The Company believes that its health, sports and financial programs also were the first of their kind when introduced.

     Expand and Develop Distribution Channels. The Company will continue to expand existing distribution channels and to seek new ones, including large and small banks, retailers, oil companies, insurance companies, interactive computer services and others. To date, the primary clients offering the Company's membership service programs have been issuers of credit cards. The Company believes that this distribution channel will continue to provide substantial opportunities and, therefore, intends to continue to devote significant resources to selling its membership service programs through credit card issuers. In addition, the Company intends to seek to sell more service programs on a wholesale basis. As part of this strategy, the Company intends to continue to develop service programs which can be easily modified to address the needs of a particular channel of distribution.

     Maintain and Build a Recurring Revenue Base. The Company seeks to reach large numbers of members who will renew their membership regularly. The percentage of the Company's individual membership revenues from renewing members increased from approximately 35.9% in fiscal 1994 to approximately 41.4% in fiscal 1996.

     Offer Premium Quality Services. The Company intends to continue investing significantly in its membership services system. For example, the Company has developed a proprietary computer interface between its members, clients and vendors which focuses on directing members to appropriate vendors of products and services or the Company's membership services representatives for assistance. Members can access the system 24 hours a day, 7 days a week. In addition, the Company recently significantly expanded its membership service capacity by opening its second membership service facility in Houston, Texas. The Company also maintains and monitors relationships with over 50 vendors to assure that those vendors are providing high quality products and services in order to enhance the relationship between the consumer and the Company's client offering the service program.

     Develop and Use Innovative Technical Solutions. The Company intends to continue its practice of developing and improving proprietary software designed to coordinate with telemarketing vendors and to accelerate the delivery of new member information kits and membership billings. Currently, the Company, through its sophisticated membership database management system, can model and analyze client lists to identify likely members. In addition, the Company's strategy includes investing in state-of-the-art technology in other key areas of its business, such as sophisticated call routing equipment for the Company's membership service centers and advanced modeling techniques for use with the customer databases provided to the Company by its clients.

     Leverage and Develop Multiple Vendor Partners. The Company intends to continue its practice of developing strong relationships with a wide variety of vendors who provide services at substantial discounts, rather than providing those services internally. The Company believes that its strengths are in designing new service programs, marketing those service programs to consumers and providing a high quality, member-friendly interface between the members and the service providers. The Company outsources these products and services from vendors instead of developing the infrastructure to integrate vertically for each new program, thereby preserving program flexibility. As a result, the Company is able to respond to and quickly develop new programs that address the changing needs of its clients.

     Pursue International Opportunities. The Company intends to seek international clients, particularly in Canada, Mexico and Europe, in the near future in order to further expand its client base. MemberWorks believes that, for the same reasons that membership service programs are growing rapidly in the United States, there is significant demand for such programs in foreign markets.

MEMBERSHIP SERVICE PROGRAMS

     The Company's eight membership service programs, which had approximately
1.5 million members as of June 30, 1996, offer unique and valuable services, information and savings opportunities. The service programs are marketed under the name of the program on behalf of the client and are designed and developed to capitalize on the client's existing relationship with its customers or other constituents. In general, membership fees, which may be payable monthly or annually depending on the program, ranged from approximately $40 per year to approximately $95 per year during fiscal 1996.

The Company can create customized service programs for clients based on elements of its standard programs. Currently, the Company markets the following eight programs:

           TYPE OF SERVICE
             PROGRAM                             SERVICEMARK OR REGISTERED TRADEMARK
           ---------------                       -----------------------------------
         Health                          HealthTrends
         Dental                          Countrywide Dental Program
         Dental and Health               Countrywide Dental and Health Program
         Travel                          Travel Arrangements
         Entertainment                   Connections, Your source for entertainment values
         Sports                          Official Sports Connection
         Financial                       MoneyMaster
         Computers and
           Software                      Home PC Link

     In general, members subscribe for renewable one-year memberships in the Company's programs. When consumers agree to enroll in a program, they generally receive a trial membership. During this time, the member may use the program's services without obligation, as outlined in a membership brochure received by mail along with a membership card and membership identification number. The brochure outlines in detail the benefits which the service offers and contains toll free numbers which may be called to access service benefits and information. In the event that a consumer elects not to participate in the service, he or she can call a toll free number during the trial period to cancel the service without charge. Trial memberships are generally for a period of 30 days and there are no conditions with respect to the ability of the consumer to terminate a trial membership. The Company does not record any revenue with respect to trial memberships.

     If the membership is not canceled during the trial period, the consumer is charged the annual membership fee. In the event that the member does not cancel the membership after the initial membership term, he or she generally receives a renewal kit in the mail in advance of each membership year and is charged for the succeeding year's membership fee. During the course of an initial annual membership term or renewal term, a member is free to cancel a membership in the program, generally for a complete refund of the membership fee for that period.

     The Company offers its service programs to consumers through clients, such as credit card issuers, who have an existing relationship with those consumers. The client provides the Company with lists of consumers which the Company inputs into its database management system to model, analyze and identify likely members. The Company pays the client an annual royalty for initial and renewal membership fees received by the Company from consumers provided to it by the client. The royalties paid to clients by the Company typically range between 15% and 20% of initial and renewal membership fees.

     The Company has developed a consultative product development process coordinating the efforts of its sales and marketing group with those of its client management group in order to anticipate client needs for new product offerings. The Company's senior management works with both of these groups to develop and refine new program concepts and then to introduce the new program. An important factor in the Company's ability to develop innovative programs is its emphasis on telemarketing, which allows it to obtain and analyze market trend information quickly. The Company believes this method of product development has allowed it to respond quickly and effectively to market demand for new programs, as evidenced by the recent introduction of Home PC Link.

     The Company believes that it was the first membership company to introduce aggregated discount services in the areas of health, sports, financial and personal computer programs. The Company also believes that all of its programs are innovative with respect to the variety and quality of particular services, discounts and other features which those programs offer. By bundling and reconfiguring various features of its standard programs, the Company can customize a program to the particular needs and demands of its clients.

     The Company's standard programs contain the following features:

HealthTrends

     HealthTrends is a unique membership program for the health conscious individual or family, providing convenient information and substantial savings on quality health and personal care services and maintenance.

     Benefits include:

        - Substantial discounts on brand name eyewear and contact lenses
        - Savings on prescription drugs, quality vitamins and personal care products
        - A Physicians Directory
        - Quality brand name hearing aids at significant discounts
        - Choice of an annual subscription to a popular health magazine, such as Prevention or Walking, or a health reference source book
        - A health risk appraisal service and a health reference library

Countrywide Dental Program

     The Countrywide Dental Program ("CDP") consists of a network of independent dentists in 45 states who have agreed to accept a reduced fee schedule for subscribers in the program. CDP is not an insurance plan, but can be used with any dental insurance program to reduce a member's insurance co-payments.

     Benefits include:

        - Annual oral exams and bitewing x-rays at minimal or no cost
        - A discount ranging from 20% to 30% below rates offered to non-members.

Countrywide Dental and Health Program

     The Countrywide Dental and Health Program offers a combination of benefits from the Company's Countrywide Dental Program and HealthTrends services. This combined service provides members and their families dental services at special discounted rates in addition to substantial discounts on eyewear, pharmaceuticals and hearing aids.

Travel Arrangements

     Travel Arrangements is a comprehensive discount travel program that offers substantial savings and convenience on a broad range of business, leisure, and vacation travel services.

     Benefits include:

        - Guaranteed lowest airfares
        - Discounts of up to 50% at select hotels nationwide
        - Automatic 5% credit card rebates on qualified travel
        - Exclusive discounts on travel booked through a full-service travel agency
        - Discounts on car rentals from national agencies
        - Personalized travel planning services
        - Discounts on travel accessories
        - Complimentary memberships to hotel and car rental priority clubs
        - 24-Hour message service center in the contiguous 48 States

Connections, Your source for entertainment values

     Connections, Your source for entertainment values is designed to provide savings to members on a broad range of entertainment and leisure time activities and contains a shopping service for substantial savings on a wide array of merchandise.

     Benefits include:

        - Guaranteed lowest prices on over 50,000 brand-name entertainment products such as stereo equipment and televisions
        - Member only discounts on compact discs, movies, videos, and books
        - Discounts of up to 50% off the regular room rate at thousands of hotels nationwide
        - Discount admission to major amusement and theme parks and major attractions nationwide
        - Choice of an annual subscription to an entertainment magazine or a movie reference guide
        - Access to a toll-free activities hotline where members can learn about local events or events in an area they plan to visit
        - Discounts on movie theater tickets at major national cinemas, such as AMC, Loews Cineplex Odeon and General Cinema
        - Transmedia restaurant discount card

Official Sports Connection

     Official Sports Connection provides discounts on all types of sports and athletic merchandise, apparel, and services.

     Benefits include:

        - Discounts on sports merchandise and apparel through major retail stores and popular sports catalogs
        - Savings on autographs, collectibles, personalized team scoreboards, and videos
        - Discounts on full-service sports event travel packages and premium tickets to sports events
        - Discounts of up to 50% off greens fees at participating golf courses, resorts, and driving ranges worldwide
        - Access to a toll-free sports event hotline
        - Choice of an annual subscription to a popular sports magazine or sports reference guide such as Football Digest, Inside Sports or Fodor's USA Today's Complete Four Sport Stadium Guide

MoneyMaster

     MoneyMaster helps members plan for and manage their personal finances, taxes, insurance, and retirement planning. This service complements and can integrate some of the benefits currently offered by the Company's financial institution clients.

     Benefits include:

        - Discounts on tax preparation fees and an electronic filing service
        - Complimentary appraisal and discounts on competitively priced mortgages
        - Do-it-yourself retirement planning, will and estate planning kits with easy to understand guidelines
        - Choice of a complimentary annual subscription to a personal finance magazine such as Kiplinger's Personal Finance, Your Money or Worth, or a personal finance service reference guide
        - Reference library with articles and forms on financial topics including budgeting, credit management and investing

Home PC Link

     Home PC Link is the Company's newest program offering, introduced in August 1996. It offers a wide range of assistance to the first time computer purchaser as well as to existing users seeking information on upgrading their systems and enhancements.

     Benefits include:

        - Personal Computer ("PC") configuration and discount mail order service
        - PC registration and software upgrade service
        - PC tech support service
        - Product information and advisory service
        - Internet access kit
        - Shareware sampler, a CD-based catalog of software available for free and for purchase
        - Computer magazine and reference materials, including Family PC, Computer Life, or MacUser

WHOLESALE PROGRAMS

     In addition to marketing its programs directly to consumers through lists provided by credit card issuers and other businesses and organizations, the Company has begun to provide membership service programs on a wholesale basis. Typically, the Company works with a wholesale client to incorporate elements from one or more of its standard service programs in the design of a custom program for the client. The client will then provide the membership in the customized format to its customers as a value-added feature. The client pays the Company the membership fees for the customers who receive the service program. Wholesale programs substantially reduce the cost for the Company to acquire new members, which results in higher profit margins for the Company. Accordingly, the Company provides membership in the service program for fees which are less than the Company's standard fees for the program. To date, substantially all of the Company's revenues have been from individual memberships.

MEMBER SERVICE

     The Company believes that providing high quality service to its members is extremely important in order to encourage memberships and to strengthen the affinity of those members for the client which offered the service program. Currently, the Company maintains two call centers, in Omaha, Nebraska and Houston, Texas, with a total of approximately 200 membership service representatives. The Company's service centers are available to members, toll free, 24 hours a day, seven days a week. All new membership service representatives are required to complete a two-week classroom training course before beginning to take calls and attend on-the-job training thereafter. Through both its training programs, its systems and its software, the Company seeks to provide members with friendly, rapid and effective answers to questions. The Company also works closely with its clients' customer service staffs to ensure that their representatives are knowledgable in matters relating to membership service programs offered by the Company.

TECHNOLOGY

     The Company has invested substantially in advanced management information systems to allow it to operate its business more efficiently and productively. Accordingly, the Company has developed proprietary software that is designed to accept its clients' customer databases for review, analysis and modeling in order to identify likely members. The Company receives new member information from telemarketers on a daily basis, and the system routes that data to other Company facilities for member fulfillment and allows the Company to mail member information kits to new members very rapidly. The system also receives confirmation of billing data from the Company's merchant processors on a regular basis, permitting the Company to update the status of each member, including member profile information.

     In providing quality service to its members, the Company's management information system interacts with the Company's advanced call routing system to prepare the Company's membership service representatives to better serve members by displaying a member's profile prior to receiving the call. The Company's telecommunications systems also monitor the performance quality of its membership service representatives and other aspects of its business through sophisticated reporting capabilities. In addition, the Company's marketing experts use both the Company's proprietary systems and advanced systems from outside vendors to review, analyze and model the demographics of lists of prospective members supplied by clients, in order to determine which customers are most likely to respond to an offer and retain their membership.

FULFILLMENT

     In most cases the products and services offered to members through the Company's programs are provided directly to the members by independent vendors. The Company evaluates and engages only those vendors which can cost-effectively deliver high quality products and services. Vendors generally benefit by gaining significant volume demand with minimal associated marketing expense. Accordingly, vendors gain access and marketing exposure to the Company's membership base and, pursuant to contractual arrangements with the Company, generally quote a discount price to gain access and marketing exposure to the Company's membership base. The Company receives no material payments from these vendors for rendering services to the Company's members and, in certain cases, the Company pays its vendors a fee based on the volume of members in the Company's program or based on other agreed upon factors. For example, the Company pays the travel agency which provides services to its members a fee based on the number of active members in the program, pays magazine publishers a discounted price for magazines included as benefits in various programs and pays fees to the service which responds to health program inquiries based on the number of active members in that program. The aggregate of all such fees paid by the Company in fiscal 1996 was not material.

     The Company's contracts with its vendors are generally for a one year term, with subsequent one year renewal terms at the option of the Company. Vendors may cancel contracts with the Company but, in most cases, only for cause and subject to notice provisions to provide the Company time to locate a substitute vendor. Most vendor contracts are non-exclusive, but have requirements that the vendors maintain the confidentiality of the terms of the contract.

     The Company believes that the establishment of its vendor network can be leveraged and represents a valuable corporate asset in that it can be used by clients in a number of different distribution channels. For example, the Company has developed and maintains a national network of in excess of 6,000 independent dentists practicing in 45 states. The dentists have agreed to provide to Company members dental services at considerable discounts, ranging from 20% to 30% below rates offered to non-members. The Company believes that there is opportunity to engage other users for the dental network and to increase its revenues from this source with marginal associated incremental cost.

     The Company depends on independent vendors to provide most program products and services to members and on telemarketers to market its programs to prospective members. The vendors and telemarketers operate pursuant to agreements with the Company that may be terminated by the vendor or telemarketer with limited prior notice. There can be no assurance that, in the event a vendor or telemarketer ceases operations, or terminates, breaches or chooses not to renew its agreement with the Company, a replacement vendor or telemarketer could be retained on a timely basis, if at all. In addition, vendors and telemarketers are independent contractors and the level and quality of services provided is outside the control of the Company. Any service interruptions, delays or quality problems could result in customer dissatisfaction and membership cancellations, which could have a material adverse effect on the Company's business, financial condition and results of operations.

SALES AND MARKETING

     The Company solicits members for its programs primarily by direct marketing methods, including telemarketing, which it outsources to third party contractors. To a lesser extent the Company uses direct mail, either as a solo piece mailed at its own expense or at its client's expense. Some of the Company's individual memberships are available at retail stores and on-line to interactive computer users through the World Wide Web. In fiscal 1996, approximately 3.3 million membership kits were mailed, and approximately 22 million telephone calls were made.

     The Company primarily offers its programs to consumers listed in databases provided to it by clients. The Company's proprietary software and systems permit it to accept this information from a client in electronic form. Marketing specialists at MemberWorks are then able to review, analyze and model the information on the database in order to design and implement an effective telemarketing program. In addition, the Company has recently begun to sell service programs on a wholesale basis. Under those programs, the Company does not pay for the marketing costs to solicit memberships. Instead, the client offering the memberships is responsible for marketing, usually with the assistance of the Company. In some cases, the client may provide wholesale memberships to its customer free of charge and pay the periodic membership fee to the Company for each customer membership. In other cases, the client may charge a reduced fee to its customer.

     The Company's sales strategy is to establish and maintain long-term relationships with those clients who offer its programs. The Company employs a consultative sales process to understand and define client needs and to determine how those needs can be addressed by the membership service programs which the Company offers. MemberWorks seeks to build upon its existing customer relationships by integrating and cross-selling its different membership service programs. The term of the sales cycle for a new service program varies and can be six months or more if the client is new to the Company. The Company's client sales force currently consists of five executives and seven sales representatives and support staff.

     The Company markets and services its programs primarily telephonically, and accordingly, its business is highly dependent on telephone service provided by various local and long distance telephone companies. Any significant interruption in telephone services could adversely affect the Company. Additionally, limitations on the ability of telephone companies to provide the Company with increased capacity that may be required in the future, if any, could adversely affect the Company's business, financial condition and results of operations. Rate increases imposed by these telephone companies will increase the Company's operating expenses and could materially adversely affect its business, financial condition and results of operations.

DISTRIBUTION

     The Company arranges with client financial institutions, retailers, oil companies and other credit card issuers to market membership programs to such clients' individual account holders and customers. Clients generally receive royalties on initial and renewal memberships typically ranging between 15% and 20% of annual membership fees. The Company's contracts with these clients typically grant the Company the right to continue providing membership services directly to such clients' individual account holders even if the client terminates the contract, provided that the client continues to receive its commission. Currently, the Company has 38 credit card issuer clients to whom it is obligated to pay royalties, including 12 of the top 20 issuers of bank credit cards, four of the top five issuers of oil company credit cards and the leading issuer of retail company credit cards.

     The Company is also actively developing new distribution channels. Recently, for example, the Company entered into an agreement to offer its membership service programs through marketing programs at retail stores. In addition, the Company has entered into a new arrangement with one of its credit card issuer clients whose call centers receive numerous inbound calls from cardholders. If the inbound caller meets certain criteria, the client's service representative is instructed by the Company to offer the Company's membership service programs to the caller. Access and information about several of the Company's membership service programs are also available through home pages on the World Wide Web.

     The Company obtains substantially all of the information necessary to the Company's marketing efforts from customer lists supplied by its clients. Clients provide the lists to the Company for use in marketing a single, specific program which has been pre-approved by the client. As a result, the Company's ability to market a new program to an existing customer base or an existing program to a new customer base is dependent on first obtaining approval from a client.

     Approximately 61.3% of the Company's revenues for the year ended June 30, 1996 was attributable to members solicited from the customer lists provided by the following key clients: approximately 35.2% from customer lists provided by Sears, 15.6% from Associates and 10.5% from Capital One. These and other client relationships are pursuant to contracts which may be terminated by the client upon 30 to 90 days' notice without cause and without penalty. Upon such termination, the Company generally has the right to continue its relationship with the client's customers that have become program members for a specified period to substantially the same extent as prior to the termination, but may not resolicit those members upon such member's cancellation or non-renewal of the member's membership. Approximately 75% of the revenue attributable to Sears for the year ended June 30, 1996 was generated pursuant to a contract which also provides that, upon termination of the agreement for default, Sears may prohibit the Company from renewing memberships and otherwise cause the Company to terminate its relationship with existing members. Events that constitute default include events outside the control of the Company, including acts and omissions by the Company's third-party vendors. There can be no assurance that one or more of the Company's key or other clients will not terminate its relationship with the Company or that clients will provide additional customer lists to the Company for use in further marketing new or existing membership programs. In addition, the Company's agreement with Associates, representing approximately 15.6% of the Company's revenues for the year ended June 30, 1996, is under renewal negotiations, and there can be no assurance that Associates will renew such agreement on favorable terms, if at all. If the agreement is terminated, the Company will have the right to continue to provide membership services directly to the client's individual account holders, provided that the Company continues to pay royalties to the client, but may not resolicit those members upon such members' cancellation or non-renewal of the memberships.

     Approximately 25% of the revenue attributable to Sears for the year ended June 30, 1996 was generated pursuant to a contract which grants Sears the option, exercisable at any time, to assume the obligations of the Company under a specified membership program in exchange for a fee or commission per member. The agreement provides that the fee or commission shall be negotiated by the Company and Sears, or otherwise subjected to binding arbitration. There can be no assurance that, upon exercise of such option, the Company would receive, as a result of negotiation, arbitration or otherwise, revenue or net income commensurate with the amount which the Company would receive if the option were not exercised. Failure to receive a commensurate amount, and the loss of the ability to market to the members of the program following exercise of the option, could have a material adverse effect on the Company's business, financial condition and results of operations.

     Client relationships generally take six months or more to develop and are based in part on professional relationships and the reputation of the Company's management and marketing personnel. As a result, client relationships may be adversely affected by events beyond the Company's control, such as departures of key personnel and alterations in personal relationships, and such clients may not be replaced on a timely basis, if at all.

GOVERNMENT REGULATION

     The primary means which the Company uses to market its programs is telemarketing. The telemarketing industry has become subject to an increasing amount of Federal and state regulation as well as general public scrutiny in the past several years. The Federal Telephone Consumer Protection Act of 1991 limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and Federal Trade Commission ("FTC") regulations promulgated thereunder, prohibit deceptive, unfair or abusive practices in telemarketing sales. Both the FTC and state attorneys general have authority to prevent telemarketing activities that constitute "unfair or deceptive acts or practices." Additionally, some states have enacted laws and others are considering enacting laws targeted directly at telemarketing practices, and there can be no assurance that any such laws, if enacted, will not adversely affect or limit the Company's current or future operations. Compliance with these regulations is generally the responsibility of the Company, and the Company could be subject to a variety of enforcement or private actions for any failure to comply with such regulations. The Company's provision of membership programs requires the Company to comply with certain state regulations, changes in which could materially increase the Company's operating costs associated with complying with such regulations. The risk of noncompliance by the Company with any rules and regulations enforced by a Federal or state consumer protection authority may subject the Company or its management to fines or various forms of civil or criminal prosecution, any of which could materially adversely affect the Company's business, financial condition and results of operations. Also, the media often publicizes perceived non-compliance with consumer protection regulations and violations of notions of fair dealing with consumers, and the membership programs industry is susceptible to peremptory charges by the media of regulatory noncompliance and unfair dealing.

     The Company believes that its Countrywide Dental Program currently is not considered to constitute an insurance program either by Federal or any state insurance regulatory authority where it is offered. If this program were in the future to be viewed by a Federal or any state insurance regulatory authority as an insurance program, this would subject the Company to the regulatory authority of such Federal or state insurance authority. The insurance industry currently is one of the most heavily regulated industries in the United States. In addition, the program may be subject to licensing requirements in certain states. In one state, the Company was required to suspend its offering of the program until it retained a licensed dentists' network to provide services. The subjection of the Company to such regulatory authority would significantly increase the Company's costs associated with regulatory compliance and potentially cause the Company to terminate its Countrywide Dental Program in particular states, either of which would materially adversely affect the Company's business, financial condition and results of operations.

COMPETITION

     Competition in the membership services market for clients, such as credit card issuers, is intense. Several of the Company's competitors offer membership programs which provide services similar to, or which directly compete with, those provided by the Company. Because contracts between clients and program providers are often exclusive with respect to a particular service, potential clients may be prohibited from contracting with the Company to promote a program if the services provided by the Company's program are similar to, or merely overlap with, the services provided by an existing program of a competitor. Most of the Company's clients provide, either directly or through third parties, programs offered by the Company's competitors, and the Company's agreement with Sears, its principal client, permits Sears to offer its customers programs that directly compete with those offered by the Company. Competition for new members is also intense, particularly as the market becomes saturated with customers who are already members of competing programs. The Company's principal competitor is CUC International Inc. ("CUC"). The Company's other competitors include large retailers, travel agencies, financial institutions and other organizations. There can be no assurance that the Company's competitors will not increase their emphasis on programs similar to those offered by the Company and more directly compete with the Company, that new competitors will not enter the market, or that other businesses will not themselves introduce competing programs.

     Many of the Company's current and prospective competitors, including CUC, have substantially larger customer bases and greater financial and other resources than the Company. There can be no assurance that the Company's current or potential competitors will not provide programs comparable or superior to those provided by the Company at lower membership prices or adapt more quickly than the Company to evolving industry trends or changing market requirements. In addition, alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete effectively against current and future competitors.

     The Company believes that the principal competitive factors in the membership services industry include the ability to identify, develop and offer innovative service programs, the quality and breadth of service programs offered, price and marketing expertise. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability to hire and retain employees, the development by others of service programs that are competitive with the Company's service programs, the price at which others offer comparable service programs and the extent of the Company's competitors' responsiveness to customer needs.

     Providers of membership programs compete for client marketing budget dollars with other marketing activities and, in particular, other forms of direct marketing activities, such as direct mail. In recent years, there have been significant advances in new forms of direct marketing, such as the development of interactive shopping and data collection through television, the Internet and other media. Many industry experts predict that electronic interactive commerce, such as shopping and information exchange through the World Wide Web, will proliferate significantly in the foreseeable future. To the extent such proliferation occurs, it could have a material adverse effect on the demand for membership programs. Furthermore, as the telemarketing industry continues to grow, the effectiveness of telemarketing, which is the Company's major means of marketing its programs, as a direct marketing tool may decrease as a result of increased consumer resistance to telemarketing in general.

EMPLOYEES

     As of June 30, 1996, the Company employed 349 persons on a full-time basis and 47 on a part-time basis. None of the Company's employees are represented by a labor union. The Company believes that its employee relations are good.

FACILITIES

     The Company leases space in Stamford, Connecticut, Omaha, Nebraska and Houston, Texas. The Stamford office serves as the Company's headquarters. The Omaha and Houston locations are primarily call centers for membership services representatives, operations and telemarketing personnel. The Omaha location is also the Company's main computer and telecommunications systems center and contains member fulfillment and warehouse facilities.

     A summary of key information with respect to the Company's leased facilities is as follows:

                        LOCATION                      SQUARE FOOTAGE      LEASE EXPIRATION
    ------------------------------------------------  --------------     ------------------
    Stamford, CT....................................      18,650         March 14, 2006
    Omaha, NE.......................................      19,800         June 30, 2000
    Omaha, NE.......................................      11,000         December 31, 1997
    Omaha, NE.......................................      16,400         December 31, 2000
    Houston, TX.....................................      26,600         July 31, 2006

LEGAL PROCEEDINGS

     From time to time, the Company may be involved in litigation or in settlement proceedings relating to claims arising out of its operations in the normal course of business. Except as described below, the Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, could have a material adverse effect on the Company's business, financial condition and results of operations.

     On June 29, 1995, Thomas J. St. Denis, a co-founder of the Company, filed a complaint against the Company, Gary A. Johnson and Steven H. Levenherz, who are executive officers of the Company, in Stamford, Connecticut Superior Court, alleging various claims arising out of his termination on October 3, 1994 as Executive Vice President and Chief Operating Officer of the Company. Mr. St. Denis alleges wrongful termination, breach of fiduciary duty, fraudulent inducement and certain other claims arising out of alleged accounting irregularities in fiscal 1994. On September 13, 1996, the parties entered into an agreement settling the litigation and all related matters, whereby the litigation is stayed until such time as the settlement terms become effective upon the closing of this offering. Pursuant to the settlement agreement, (i) the closing of this offering must occur on or prior to December 31, 1996; (ii) the Company will pay Mr. St. Denis $165,000, representing severance, bonus and legal expenses, and allow Mr. St. Denis to participate in this offering, and (iii) the parties will exchange a full mutual release and waiver of the claims related to the litigation. The fulfillment of the settlement terms will not have a material impact on the Company's business, financial condition and results of operations.

     In June 1996, the Company received notice from a third party that "Money Master" was a registered servicemark of such party and that the Company's use of its MoneyMaster servicemark infringes such party's rights. The Company believes that its servicemark does not infringe such party's servicemark, but there can be no assurance that the Company's will prevail in its position on this matter. The Company has notified the other party of its position, but has not received a response to that notification.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, and their respective ages as of June 30, 1996, are as follows:

            NAME              AGE                         POSITION
            ----              ---                         --------
Gary A. Johnson.............  41      President and Chief Executive Officer, Director
Dennis P. Walker............  51      Executive Vice President, Director
James B. Duffy..............  42      Senior Vice President and Chief Financial
                                      Officer
David Schachne..............  35      Senior Vice President -- Marketing/Operations
Steven H. Levenherz.........  52      Senior Vice President -- Administration/Law
Stephen J. Clearman.........  45      Director
Alec L. Ellison.............  33      Director
Michael R. O'Brien..........  53      Director
Marc S. Tesler..............  50      Director

     Gary A. Johnson, a co-founder of the Company, has served as President and Chief Executive Officer and a Director of the Company since its inception. From 1987 to 1989, Mr. Johnson founded and served as President of American Target Group Marketing, a marketer of membership services for magazine publishers. From 1983 to 1987, Mr. Johnson was Vice President of New Product Development and Marketing for CUC, a membership program services marketing firm. From 1981 to 1983, Mr. Johnson was a Marketing Director of the Marketing Consulting Division of General Electric. Mr. Johnson received a B.S. from Tufts University and an M.B.A. from Harvard Business School.

     Dennis P. Walker, a co-founder of the Company, has served as Executive Vice President and a Director of the Company since its inception. Prior to founding MemberWorks, Mr. Walker founded and served as President of Walker Enterprises, a direct marketing and credit card merchandising business from 1978 to 1988. Mr. Walker received a B.A. from the University of Nebraska.

     James B. Duffy joined the Company as Senior Vice President and Chief Financial Officer in June 1996. Prior to joining the Company, Mr. Duffy served in various senior financial management positions, most recently as Senior Vice President, Business Planning, at Merck Medco Managed Care, Inc., a prescription benefit management company, from 1986 to November 1995. Mr. Duffy received a B.B.A. from Pace University.

     David Schachne joined the Company as Senior Vice
President -- Marketing/Operations in 1990. Prior to joining the Company, Mr. Schachne was Vice President of Sleep Technologies, Inc., a manufacturer and wholesaler of home furnishing products. Mr. Schachne received a B.A. from the State University of New York, Albany and his M.B.A. from Harvard Business School.

     Steven H. Levenherz, Senior Vice President -- Administration/Law, joined the Company in May 1993 and, through June 1996, served as Chief Financial Officer. Prior to joining the Company, Mr. Levenherz was an independent consultant in financial and mergers and acquisitions matters from 1992 through 1993 and, from 1990 to 1992, he served as Chief Financial Officer at Phoenix Partners, a merchant banking firm. From 1987 to 1990 Mr. Levenherz served as Senior Vice President of Financial Planning at Horsehead Industries, Inc., a leveraged buy-out company. Mr. Levenherz received a B.B.A. from the Baruch School of the City College of New York and a J.D. from the University of North Carolina, Chapel Hill.

     Stephen J. Clearman has been a Director of the Company since 1989. Since 1984, Mr. Clearman has been a general partner of Geocapital Partners, a venture fund he co-founded. Mr. Clearman received a B.A. from Haverford College, an M.S. from Columbia University and a J.D. from Harvard Law School. Mr. Clearman is also a director of Expert Software, Inc. and Restor Industries, Inc.

     Alec L. Ellison has been a Director of the Company since 1989. Mr. Ellison has served as Managing Director of Broadview Associates LLC, an investment bank, since 1988. Prior to 1988, Mr. Ellison was affiliated with the Technology and Emerging Growth Group of Morgan Stanley & Co. Incorporated, an investment banking firm. Mr. Ellison holds a B.A. from Yale University and an M.B.A from Harvard Business School, where he was a Baker Scholar.

     Michael R. O'Brien has been a Director of the Company since June 1996. Mr. O'Brien founded Catalina Marketing, Inc. ("Catalina"), a direct marketing company, in 1983, and served as Catalina's President until 1989 and as its Chairman of the Board and Chief Executive Officer until 1992. Since 1992, Mr. O'Brien has been Chairman Emeritus of, and a consultant to, Catalina. Prior to founding Catalina, Mr. O'Brien was President of TRIM, Inc., a marketing research and information company specializing in the utilization of scanner data. Previously, he held various sales management positions with several consumer product manufacturers, including the Liggett Group, Inc. Mr. O'Brien received a B.A. from the University of Kansas.

     Marc S. Tesler has been a Director of the Company since January 1996. Since July 1995, he has been a member of the general partner of Technology Crossover Ventures, L.P., a private partnership specializing in information technology investments. From 1982 to June 1995, Mr. Tesler served in various positions at Chancellor Capital Management, an investment management firm, most recently as head of its Alternative Asset Management Group. Mr. Tesler received his B.S. from the University of Massachusetts and his M.B.A. from New York University.

     The Company is party to a Stockholders' Agreement dated December 28, 1990, as amended, with certain of its stockholders, including certain of its executive officers and entities affiliated with certain of its directors, pursuant to which such stockholders agreed, subject to certain exceptions, to vote all securities of the Company owned by them to elect as directors of the Company (i) one person nominated by Chancellor Capital Management, Inc. ("Chancellor"), (ii) one person nominated by Geocapital II, L.P. ("Geocapital"), (iii) Messrs. Johnson, St. Denis and Walker (the "Founders"), and (iv) an independent director designated by Chancellor, Geocapital and the Founders. The Stockholders' Agreement will terminate by its terms upon the closing of this offering.

     Following this offering, the Board of Directors will be divided into three classes, and each director will serve for a staggered three-year term. The Board will consist of two Class I Directors (Messrs. Tesler and Ellison), two Class II Directors (Messrs. Clearman and O'Brien) and two Class III Directors (Messrs. Johnson and Walker). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors or director of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1997, 1998 and 1999, respectively. To the extent there is an increase in the number of directors, additional directorships resulting therefrom will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal numbers of directors.

     Each officer serves at the discretion of the Board of Directors. The Company does not have any existing employment agreements with any executive officer. There are no family relationships among any of the directors and executive officers of the Company.

BOARD COMMITTEES

     The Board of Directors has a Compensation Committee, currently composed of Messrs. Clearman Ellison and Tesler which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and administers and grants stock options pursuant to the Company's stock option plans. The Board of Directors also has an Audit Committee, currently composed of Messrs. Clearman, O'Brien and Tesler, which reviews the results and scope of the audit and other services provided by the Company's independent public accountant.

DIRECTOR COMPENSATION

     The Company's Directors do not receive any compensation for their services on the Board of Directors or any committee thereof and are not reimbursed for expenses incurred in connection with their attendance at Board or committee meetings. However, non-employee directors have received options to purchase shares of Common Stock pursuant to the 1995 Non-Employee Director Stock Option Plan. See "-- Stock Plans."

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Restated Certificate of Incorporation (the "Charter") contains certain provisions permitted under the Delaware General Corporation Law ("DGCL") relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful payments or dividends or unlawful stock repurchases or redemptions or any transaction from which the director derived an improper personal benefit. As a result, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are not available. The Charter also contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

     The Company intends to obtain officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

EXECUTIVE COMPENSATION

     Summary of Cash and Other Compensation

     The following table sets forth the compensation earned for the fiscal year ended June 30, 1996 by the Company's Chief Executive Officer and three additional executive officers (together with the Chief Executive Officer, the "Named Executive Officers"), each of whom earned aggregate compensation for such year in excess of $100,000.

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                   ------------
                                                                                    NUMBER OF
                                                           ANNUAL COMPENSATION      SECURITIES
                                                          ----------------------    UNDERLYING
              NAME AND PRINCIPAL POSITION                  SALARY         BONUS      OPTIONS
              ---------------------------                 --------       -------   ------------
Gary A. Johnson.........................................  $203,881       $51,550      108,000
  President and Chief Executive Officer
Dennis P. Walker........................................   197,802        40,378       36,000(1)
  Executive Vice President
David Schachne..........................................   149,025        36,625       14,400
  Senior Vice President -- Marketing/Operations
Steven H. Levenherz.....................................   160,485        22,088       21,600
  Senior Vice President -- Administration/Law

---------------
(1) Mr. Walker entered into an agreement with the Company whereby the Company is required to grant options to purchase up to 144,000 shares of Common Stock to Mr. Walker for achievement of certain performance goals. Specifically, the Company will grant an option to purchase 14,400 shares of Common Stock for each new client, from a selected list of ten prospective large clients, he obtains for the Company prior to December 31, 1996. These options become exercisable over a four-year period, one quarter of such options vesting each 12 months commencing on the last day of the first 12-month period after the date of grant, at an exercise price of $2.78 per share. In April 1996, Mr. Walker was granted an option to purchase 14,400 shares of Common Stock pursuant to this agreement.

     Option Grants

     The following table sets forth certain information concerning grants of stock options made during fiscal 1996 to each of the Named Executive Officers. No stock appreciation rights were granted to the Named Executive Officers during such year.

                                           INDIVIDUAL GRANTS(1)                    POTENTIAL REALIZABLE
                          ------------------------------------------------------     VALUE AT ASSUMED
                          NUMBER OF    PERCENT OF TOTAL                            ANNUAL RATES OF STOCK
                          SECURITIES       OPTIONS                                  PRICE APPRECIATION
                          UNDERLYING      GRANTED TO      EXERCISE                  FOR OPTION TERM(2)
                           OPTIONS       EMPLOYEES IN     PRICE PER   EXPIRATION   ---------------------
          NAME             GRANTED       FISCAL YEAR      SHARE(3)       DATE         5%          10%
          ----            ----------   ----------------   ---------   ----------   --------     --------
Gary A. Johnson.........    108,000          20.4%          $2.78       7/31/05    $188,670     $478,110
Dennis P. Walker........     21,600           4.1%           2.78       7/31/05      37,734       95,622
                             14,400(4)        2.7%           2.78       4/30/06      57,734      115,622
David Schachne..........     14,400           2.7%           2.78       7/31/03      19,100       45,744
Steven H. Levenherz.....     21,600           4.1%           2.78       7/31/03      28,650       68,616

---------------
(1) The option referenced in footnote (4) and options granted under the 1995 Executive Officers' Stock Option Plan (the "1995 Plan") have a term of ten years, and options granted prior to December 31, 1995 under the Amended 1990 Stock Option Plan (the "1990 Plan") have a term of eight years. These options are subject to earlier termination in certain events related to termination of employment. All such options become exercisable over a four-year period, one-quarter of such options vesting each 12 months commencing on the last day of the first 12-month period after the date of grant.

(2) In accordance with the rules of the Commission, the potential realizable values for such options shown in the table are reported net of the option exercise price and are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted (based on the fair market value of the Common Stock on the date of the grant as determined by the Board of Directors) to their expiration date. These assumed rates of appreciation do not represent the Company's estimation or projection of the appreciation of shares of Common Stock of the Company.

(3) All options, other than the option referenced in footnote (4), were granted at an exercise price equal to the fair market value as determined by the Board of Directors of the Company on the date of grant.

(4) This option was granted pursuant to an agreement with the Company, whereby the Company will grant Mr. Walker an option to purchase 14,400 shares of Common Stock for each new client, from a selected list of certain prospective large clients, he obtains for the Company prior to December 31, 1996. This option has an exercise price of $2.78 per share. See footnote (1) to the table appearing in "-- Summary of Cash and Other Compensation."

     Option Exercises and Holdings

     The following table sets forth certain information concerning the number and value of unexercised stock options held as of June 30, 1996 by each of the Named Executive Officers. No options were exercised by the Named Executive Officers in fiscal 1996, and no stock appreciation rights were exercised or were outstanding during and at the end of fiscal 1996.


                                                 SHARES OF COMMON STOCK
                                                 UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                       OPTIONS AT             IN-THE-MONEY OPTIONS
                                                   FISCAL YEAR END(1)        AT FISCAL YEAR END(2)
                                               --------------------------  --------------------------
                     NAME                      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------------------------- -----------  -------------  -----------  -------------
Gary A. Johnson...............................    --           108,000      $  --         $ 563,760
Dennis P. Walker(3)...........................    --            36,000         --           187,920
David Schachne................................    64,800        46,800        420,675       272,285
Steven H. Levenherz...........................   108,907        57,895        700,030       346,096


------------
(1) All options granted become exercisable over a four-year period, one-quarter of such options vesting each 12 months commencing on the last day of the first 12-month period after the date of grant.


(2) There was no public trading market for the Common Stock as of June 30, 1996. Accordingly, these values have been calculated on the basis of the fair market value of the Company's Common Stock of $8.00 at June 30, 1996, minus the applicable per share exercise price.


(3) Of these shares, 14,400 are subject to an option which was granted pursuant to an agreement with the Company, whereby the Company will grant Mr. Walker an option to purchase 14,400 shares of Common Stock for each new client, from a selected list of certain prospective large clients, he obtains for the Company prior to December 31, 1996. This option has an exercise price of $2.78 per share. See footnote (1) to the table appearing in "-- Summary of Cash and Other Compensation."

STOCK PLANS

     Amended 1990 Stock Option Plan

     The Company's Amended 1990 Employee Incentive Stock Option Plan ("Amended 1990 Stock Option Plan") was adopted by the Board of Directors and approved by the Company's stockholders in August 1990. The Amended 1990 Stock Option Plan provides for the grant of (i) "incentive stock options," within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees and officers of the Company, and (ii) non-qualified stock options to employees, consultants, directors and officers of the Company. Up to 1,296,000 shares of Common Stock are authorized for issuance under the Amended 1990 Stock Option Plan. On August 13, 1996, the Board of Directors voted that, effective upon the closing of this offering, no further options may be granted or issued under the Amended 1990 Stock Option Plan.

     Options granted under the Amended 1990 Stock Option Plan are not transferable by the optionholder except by will or by laws of descent and distribution. Generally, no incentive stock option may be exercised by an optionee under the Amended 1990 Stock Option Plan following termination of employment. Options granted under the Amended 1990 Stock Option Plan expire not more than ten years after the date of grant, except that options granted on or before December 31, 1995 expire on the eighth anniversary of the date of grant. Options granted under the Amended 1990 Stock Option Plan generally vest 25% on the one-year anniversary of the date of grant, and an additional 25% each year thereafter. Options to purchase 1,191,902 shares have been granted and are unexercised to date under the Amended 1990 Stock Option Plan.

     1995 Executive Officers' Stock Option Plan

     In August 1995, the Company's Board of Directors approved the 1995 Executive Officers' Stock Option Plan (the "Executive Officers' Plan"), which provides for the grant of options to purchase up to an aggregate of 360,000 Shares of Common Stock of the Company to executive officers of the Company. The Executive Officers' Plan is administered by the Compensation Committee of the Board of Directors.

     Under the Executive Officers' Plan, each executive officer of the Company is eligible to receive an option to purchase shares of Common Stock. The exercise price per share for all options granted under the Executive Officers' Plan must equal the fair market value of the Common Stock on the date of grant. The Executive Officers' Plan does not provide for any specific period over which granted options vest. The term of each option is ten years from the date of grant. In addition, the Executive Officers' Plan authorizes the Compensation Committee to grant additional options to the Company's executive officers and to determine the terms applicable to such options. Options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable to the extent vested only while the optionee is serving as an executive officer of the Company or within one year after the optionee ceases to serve as an executive officer of the Company. Options to purchase 252,000 shares have been granted and are unexercised to date under the Executive Officers' Plan.

     1995 Non-Employee Directors' Stock Option Plan

     In August 1995, the Company's Board of Directors adopted the 1995 Non-Employee Director Stock Option Plan (the "Director Plan"), which provides for the grant of options to purchase a maximum of 180,000 shares of Common Stock of the Company to non-employee directors of the Company. The Director Plan is administered by the Compensation Committee of the Board of Directors.

     Under the Director Plan, each director of the Company who is not also an employee or officer of the Company is eligible to receive an option to purchase shares of Common Stock on the date such person is first elected to the Board of Directors. The exercise price per share for all options granted under the Director Plan will be equal to the fair market value of the Common Stock on the date of grant. The options granted to a director are exercisable in four equal annual installments, beginning on the first anniversary of the grant date, provided that the optionee remains a director at such time. The term of each option is ten years from the date of grant. In addition, the Director Plan authorizes the Compensation Committee to grant additional options to non-employee directors and to determine the terms applicable to such options. Options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable to the extent vested only while the optionee is serving as a director of the Company and within one year after the optionee ceases to serve as a director of the Company. Options to purchase 144,000 shares have been granted to date under the Director Plan.

     1996 Stock Option Plan

     The Company's 1996 Stock Option Plan (the "1996 Stock Option Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in August 1996, and becomes effective upon the closing of this offering. No options have been granted under the 1996 Stock Option Plan. The 1996 Stock Option Plan authorizes the issuance of up to a total of 1.8 million shares of Common Stock pursuant to the grant to employees of "incentive stock options" within the meaning of the Code, and the grant of non-qualified stock options to employees, consultants, officers or directors of the Company.

     The 1996 Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to select the optionees and determine the terms of the options granted, including (i) the number of shares subject to each option, (ii) option exercise terms, (iii) the exercise price of the option, (which in the case of an incentive stock option cannot be less than the fair market value of the Common Stock on the date of grant), (iv) the duration of the option, and (v) the time, manner and form of payment upon exercise of an option. An option is not transferable by the optionholder except by will or by laws of descent and distribution. Generally, no incentive stock option may be exercised by an optionee more than three months following termination of employment, unless termination is due to death or disability, in which case the option is exercisable for a maximum of one year after such termination.

     1996 Employee Stock Purchase Plan

     The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in August 1996, and becomes effective upon the closing of this offering. The Purchase Plan authorizes the issuance of up to a total of 360,000 shares of Common Stock to participating employees.

     All employees of the Company, including directors of the Company who are employees, and who have been employed for more than 12 months are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate.

     On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. An employee may purchase, in any one Offering Period, a number of shares the aggregate purchase price of which is up to 10% of the employee's compensation for the immediately preceding six month period divided by 85% of the market value of a share of Common Stock on the commencement date of the Offering Period. The Compensation Committee may, in its discretion, choose an Offering Period of 12 months or less for each of the Offerings and choose a different Offering Period for each Offering.

     If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, all decisions relating to executive compensation were made by the Compensation Committee, of which Messrs. Clearman and Ellison were members. Neither of these individuals has served at any time as an officer or employee of the Company. For a description of the transactions between the Company and members of the Compensation Committee and entities affiliated with such members, see "Certain Transactions." No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                              CERTAIN TRANSACTIONS

     Since June 30, 1993, the Company has issued and sold, in private placement transactions, shares of Class A Common Stock and Preferred Stock and warrants to purchase Common Stock to the Company's executive officers, directors and principal stockholders as follows:

                                          NUMBER OF            NUMBER OF           NUMBER OF
                                          SHARES OF            SHARES OF           SHARES OF        CLASS A
                                           SERIES F             SERIES H            CLASS A       COMMON STOCK
            INVESTOR(1)               PREFERRED STOCK(2)   PREFERRED STOCK(3)   COMMON STOCK(2)     WARRANTS
            -----------               ------------------   ------------------   ---------------   ------------
Geocapital II, L.P. (4).............          4,794                   --             34,516           7,020(5)
Marc S. Tesler(6)...................             --               73,189                 --          27,280(7)
Entities Affiliated with
  Chancellor........................         20,071               75,433            144,511          57,513(8)
Entities Affiliated with Abbott
  Capital...........................         13,493                   --             97,149          19,756(9)

---------------

(1) Shares held by all affiliated persons and entities have been aggregated. See "Principal and Selling Stockholders" for more detail on shares held by these purchasers.

(2) On March 30, 1994 the Company sold a total of 38,358 shares of Series F Preferred Stock and 276,177 shares of Class A Common Stock for an aggregate purchase price of $1 million. The shares of Series F Preferred Stock will be redeemed by the Company upon closing this offering at $26.07 per share, plus accrued and unpaid dividends thereon. Approximately $24,700, $103,500 and $69,600 of dividends have accrued as of June 30, 1996 on shares of Series F Preferred Stock owned by Geocapital, and entities advised by Chancellor Capital Management Inc. and Abbott Capital Management, L.P., respectively.

(3) The per share purchase price for Series H Preferred Stock was $40.99.

(4) Stephen J. Clearman, a general partner of Geocapital II, L.P., is a director of the Company. Alec L. Ellison, a Managing Director of Broadview Associates LLC, which is an affiliate of Geocapital II, L.P., is a director of the Company.

(5) These warrants have an exercise price of $3.56 per share.

(6) Reflects shares owned by Technology Crossover Ventures, L.P. and Technology Crossover Ventures, C.V. (together, "Technology Crossover Ventures"). Marc
    S. Tesler, an affiliate of Technology Crossover Ventures, is a director of the Company.

(7) These warrants have an exercise price of $0.0014 per share.

(8) Of the 57,513 warrants, 29,390 are exercisable at $3.56 per share and 28,123 are exercisable at $0.0014 per share.

(9) These warrants have an exercise price of $3.56 per share.

     On December 31, 1990, the Company issued promissory notes to two of its founders, Gary A. Johnson and Thomas St. Denis, both in the amount of $133,333 and bearing interest payable monthly at the rate of 12% percent per annum. The notes mature and all outstanding principal is payable in full on February 28, 1997. Currently, the Company's credit agreement with a third-party lender requires that the entire principal amount of the notes remain outstanding.

     For a description of option grants to certain executive officers of the Company, see "Management -- Executive Compensation."

     The Company believes that the terms of the foregoing transactions were no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company intends to adopt a policy, effective following the consummation of this offering, that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors, and (ii) be on terms that are no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy will require that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of June 30, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by
(i) each person or entity known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and Named Executive Officers, (iii) each of the Selling Stockholders and (iv) all directors and executive officers as a group.


                                                     SHARES BENEFICIALLY                 SHARES BENEFICIALLY
                                                       OWNED PRIOR TO                        OWNED AFTER
                                                         OFFERING(1)        NUMBER OF      OFFERING(1)(2)
                                                    ---------------------     SHARES     -------------------
       NAME AND ADDRESS OF BENEFICIAL OWNER          NUMBER       PERCENT   OFFERED(2)    NUMBER     PERCENT
       ------------------------------------         ---------     -------   ----------   ---------   -------
  Chancellor Capital Management, Inc.(3)..........  1,884,124       15.4%      49,616    1,834,508     12.6%
    1166 Avenue of the Americas
    New York, NY 10036
  Geocapital II, L.P.(4)..........................  2,779,452       22.9%      --        2,779,452     19.1%
    One Bridge Plaza
    Fort Lee, NJ 07024
  Gary A. Johnson(5)..............................  1,647,000       13.5%      62,500    1,584,500     10.9%
  Thomas St. Denis(6).............................  1,620,000       13.3%      93,750    1,526,250     10.5%
  Dennis P. Walker(7).............................  1,625,400       13.4%      62,500    1,562,900     10.7%
  Abbott Capital Management, L.P.(8)..............    882,590        7.3%      23,863      858,727      5.9%
    1330 Avenue of the Americas, Suite 2800
    New York, NY 10019
  Stephen J. Clearman(4)(9).......................  2,779,452       22.9%      --        2,779,452     19.1%
  Alec L. Ellison(4)(10)..........................  2,779,452       22.9%      --        2,779,452     19.1%
  Marc S. Tesler(11)..............................    554,240        4.6%      --          554,240      3.8%
  Steven H. Levenherz(12).........................    114,307       *          --          114,307     *
  David Schachne(13)..............................    117,000        1.0%      --          117,000     *
Other Selling Stockholders
  Brown Brothers Harriman & Co.(14)...............    146,426        1.2%       3,533      142,893     *
  Private Equity Holdings, L.P....................     93,816       *           2,264       91,552     *
  Permal Private Equity Holdings, L.P.............     81,835       *           1,974       79,861     *
All executive officers and directors, as a group
  (9 persons)(4)(5)(7)(9)(10)(11)(12)(13).........  6,837,400       55.1%     125,000    6,712,400     45.3%


------------
* Less than 1%.

 (1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, shares of Common Stock subject to options or warrants exercisable within 60 days after June 30, 1996 are deemed to be outstanding for computing the percentage of the person or entity holding such options or warrants but are not deemed outstanding for computing percentage of any other person or entity. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

 (2) Assumes no exercise of the Underwriters' over-allotment option. If such option is exercised in full, Chancellor Capital Management, Inc. ("Chancellor") would sell an additional 163,875 shares, and Chancellor would then hold 1,670,634 shares (11.1%); Thomas St. Denis would sell an additional 136,339 shares, and Mr. St. Denis would then hold 1,389,911 shares (9.3%); Abbott Capital Management, L.P. ("Abbott") would sell an additional 76,709 shares, and Abbott would then hold 782,018 shares (5.2%); Brown Brothers Harriman & Co. ("BBH") would sell an additional 12,765 shares, and BBH would then hold 130,128 shares (*); Private Equity Holdings, L.P. ("PEH") would sell an additional 8,178 shares, and PEH would then hold 83,374 shares (*); Permal Private Equity Holdings, L.P. ("Permal") would sell an additional 7,134 shares, and Permal would then hold 72,727 shares (*).

 (3) Chancellor is the investment manager for various fiduciary client accounts, with full voting and investment, including dispositive, powers. Such client accounts and their respective share ownership are as follows: Howe & Co. as nominee for Northern Trust as trustee of Burnett Pension Trust; Howe & Co. as nominee for Northern Trust as trustee of Burnett Profit Sharing Trust; Focus & Co. for the benefit of Baxter Healthcare Corp.; Hank & Co. for the account of Citiventures Private Participation Ltd. II; Pitt & Co. for the account of GTE Pension Plan; and Parag Saxena. Each of the accounts owns 27,828; 36,396; 82,583; 1,350,266; 327,312; and 2,224 shares of Common
     Stock, respectively. Also includes an aggregate of 57,513 shares of Common Stock issuable upon the exercise of outstanding warrants held by such accounts that are presently exercisable.

 (4) Consists of 2,644,344 and 128,088 shares of Common Stock and 6,688 and 331 shares issuable upon the exercise of presently exercisable warrants held of record by Geocapital II, L.P. and Bernard Goldstein, respectively, both of which are part of an affiliated group of entities and individuals referred to, collectively, as Geocapital.

 (5) Includes 27,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after June 30, 1996. Includes 54,000 shares held in trust for the benefit of Mr. Johnson's children; Mr. Johnson disclaims beneficial ownership of such shares.


 (6) Includes an aggregate of 485,000 shares held in trust for the benefit of Mr. St. Denis's family, and 900,000 shares held by the Bear Family Partnership, Ltd. ("Bear"). Mr. St. Denis is a general partner of Bear, and thus may be deemed to be a beneficial owner of such shares. Mr. St. Denis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in Bear.



 (7) Includes 5,400 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after June 30, 1996. Includes an aggregate of 180,000 shares held in trust for the benefit of Mr. Walker's children; Mr. Walker disclaims beneficial ownership of such shares.



 (8) Includes 19,756 shares issuable upon the exercise of warrants presently exercisable.



 (9) Mr. Clearman is a general partner of Geocapital II, L.P., and as such may be deemed to be the beneficial owner of shares held by Geocapital. Mr. Clearman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in Geocapital.



 (10) Mr. Ellison is a Managing Director of Broadview Associates LLC, an affiliate of Geocapital II, L.P., and as such may be deemed to be the beneficial owner of shares held by Geocapital. Mr. Ellison disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in Geocapital.



(11) Consists of an aggregate of 526,960 shares of Common Stock and 27,280 shares issuable upon the exercise of warrants held of record by Technology Crossover Ventures, L.P. and Technology Crossover Ventures, C.V., of which Mr. Tesler is an affiliate. As a result, Mr. Tesler may be deemed to be the beneficial owner of such shares. Mr. Tesler disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such entities.



(12) Represents 114,307 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after June 30, 1996.



(13) Includes 84,600 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after June 30, 1996.



(14) Includes 142,893 shares issuable upon the exercise of warrants presently exercisable.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of the offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share.

COMMON STOCK

     As of June 30, 1996, there were 12,150,177 shares of Common Stock and Preferred Stock convertible into Common Stock outstanding held by 40 stockholders of record. Based upon the number of shares outstanding as of June 30, 1996, assuming no exercise after June 30, 1996 of outstanding stock options and warrants and giving effect to the issuance of the 2,400,000 shares of Common Stock offered by the Company hereby, there will be 14,550,177 shares of Common Stock outstanding upon the closing of this offering. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

WARRANTS

     As of June 30, 1996, the Company had outstanding warrants to purchase an aggregate of 384,287 shares of Class A Common Stock with the following per share exercise prices: 56,167 at $3.56; 142,893 at $2.05; and 185,227 at $0.0014.
These warrants expire at various dates between March 1999 and August 2000.

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The Company has no present plans to issue any shares of Preferred Stock. It is not possible to state the effect of the authorization and issuance of any series of Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of such a series of Preferred Stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock or impairing the liquidation rights of such shares without further action by holders of Common Stock. In addition, under certain circumstances, the issuance of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management, which could thereby depress the market price of the Company's Common Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Company's Restated Certificate of Incorporation (the "Charter") provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See
"Management -- Executive Officers and Directors." In addition, the Charter provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Under the Charter, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     The Charter also provides that after the closing of this Offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Charter further provides that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. Under the Restated By-laws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the foregoing Charter provisions. The Restated By-laws also may be amended or repealed by a majority vote of the Board of Directors subject to any limitations set forth in the Restated By-laws. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders.

REGISTRATION RIGHTS

     Following this offering, the holders (the "Holders") of approximately 9,253,584 shares of Common Stock and warrants to purchase approximately 384,287 shares of Common Stock or their assignees (collectively, the "Registrable Securities"), will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of an agreement between the

Company and the Holders, in the event the Company intends to register any of its securities under the Securities Act the Holders shall be entitled to include Registrable Securities in such registration. However, the managing underwriter of any such offering may, under certain circumstances, exclude some or all of such registrable Securities from such registration. The Holders also are entitled, subject to certain conditions and limitations, to demand the Company to register some or all of their Registrable Securities under the Securities Act, provided that such demand may not be exercised more than once in any twelve-month period or more than twice in the aggregate. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions. If the Holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. Moreover, if the Company were to include in a Company initiated registration shares held by the Holders pursuant to exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise additional capital.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon closing of this offering, based upon the number of shares outstanding at June 30, 1996 and assuming no exercise after June 30, 1996 of outstanding stock options or warrants, there will be 14,550,177 shares of Common Stock of the Company outstanding. Of these shares, the 2,700,000 shares offered hereby (3,105,000 shares of the Underwriter's over-allotment option is exercised in full) and 4,046 shares will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by Affiliates. The remaining 11,846,131 shares of Common Stock are deemed "restricted securities" as that term is defined in Rule 144. Of the restricted securities, 11,838,745 shares of Common Stock are subject to certain lock-up agreements (the "Lock-Up Agreements"). See "Underwriting."

     Approximately 3,852 shares of Common Stock, which are not subject to the Lock-Up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-Up Agreements 181 days after the date of this Prospectus, approximately 9,576,370 additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. The remaining 2,265,909 shares will be eligible for sale thereafter upon expiration of their respective holding periods under Rule 144. In addition, as of June 30, 1996, there were outstanding stock options to purchase 1,277,762 shares, and on July 1, 1996, additional stock options to purchase 310,140 shares were granted. Of such shares subject to outstanding stock options: (i) 90 days following the date of this Prospectus, 27,000 shares subject to exercisable stock options, if exercised, will be eligible for sale pursuant to Rule 701; (ii) upon expiration of the Lock-Up Agreements 181 days after the date of this Prospectus, 465,120 additional shares subject to exercisable stock options, if exercised, will be eligible for sale pursuant to Rule 701; and (iii) the remaining shares subject to stock options will be eligible for sale thereafter upon vesting and exercise. Such shares may also be sold pursuant to an effective registration statement, if any, under the Securities Act, registering such shares for resale. As of June 30, 1996, there were outstanding warrants to purchase 384,287 shares of Common Stock. Of these warrants, warrants to purchase 128,166 shares contain net exercise provisions. Accordingly, any shares issued upon net exercise will be eligible for sale upon expiration of the Lock-Up Agreements, subject to the requirements of to Rule
144. The 256,121 shares issuable upon exercise of the remaining warrants, which do not contain net exercise provisions, will be eligible for sale upon expiration of their respective holding periods under Rule 144 from the date of their respective exercise.

     In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 145,502 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

     Securities issued in reliance on Rule 701 (such as shares of Common Stock that may be acquired pursuant to the exercise of certain options granted under the Amended 1990 Stock Option Plan, the Executive Officers' Plan and the Director Plan) are also restricted securities and, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, may be sold by stockholders other than Affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its two-year holding period requirement.

     The Company intends to file registration statements on Form S-8 under the Act to register approximately 2,200,000 shares of Common Stock issuable under the Executive Officers' Plan, the Director Plan, the 1996 Stock Option Plan and the Purchase Plan. The registration statements are expected to be filed approximately 90 days after the effective date of the Registration Statement of which this Prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the Lock-Up Agreements noted above.

     Prior to the offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. In addition, after this offering, the holders of approximately 9,253,584 shares of Common Stock and warrants to purchase an aggregate of 384,287 shares of Common Stock will be entitled to certain demand and piggyback rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration. See "Description of Capital
Stock -- Registration Rights." If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were to include shares in a Company-initiated registration pursuant to the exercise of piggyback registration rights, sales of such shares may have an adverse effect on the Company's ability to raise additional capital.

                                  UNDERWRITING

     The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC, Hambrecht & Quist LLC and PaineWebber Incorporated (the "Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase the numbers of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                               NUMBER
                  UNDERWRITER                                 OF SHARES
                  -----------                                 ---------
        Robertson, Stephens & Company LLC.....................
        Hambrecht & Quist LLC.................................
        PaineWebber Incorporated..............................

                                                              ---------
                  Total.......................................2,700,000
                                                              =========

     The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not in
excess of $          per share, of which $          may be reallowed to other
dealers. After the initial public offering, the offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 405,000 additional shares of Common Stock, at the same price per share as the Company and Selling Stockholders will receive for the 2,700,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,700,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,700,000 shares are being sold.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

     Each officer and director of the Company, and certain other persons that beneficially own or have dispositive power over substantially all of the shares of the Company's Common Stock, have agreed with the Representatives for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"), subject to certain exceptions, not of offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock now owned or hereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson, Stephens & Company LLC. Robertson, Stephens & Company LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, the Company has agreed that during the Lock-Up Period, the Company will not, without prior written consent of Robertson, Stephens & Company LLC, subject to certain exceptions, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sales of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options and the Company's issuance of options and stock under the Amended 1990 Stock Option Plan, the 1995 Executive Officers' Stock Option Plan, the 1995 Non-Employee Directors' Stock Option Plan and the 1996 Stock Option Plan.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock is being determined through negotiations among the Company, the Selling Stockholders and the Representatives. Among the factors considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

     The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Certain venture funds affiliated with Robertson, Stephens & Company LLC beneficially owned 585,439 shares of Common Stock and warrants to purchase 2,275 shares of Common Stock as of June 30, 1996.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The Consolidated Financial Statements of the Company as of June 30, 1996 and 1995, and for each of the three years in the period ended June 30, 1996 included in this Prospectus, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                      (This page intentionally left blank)

                            MEMBERWORKS INCORPORATED

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants.....................................................  F-2
Consolidated Balance Sheets as of June 30, 1996 and 1995..............................  F-3
Consolidated Statements of Operations for each of the years in the three-year period ended June 30, 1996.................................................................  F-4
Consolidated Statements of Stockholders' Equity for each of the years in the three-year period ended June 30, 1996...............................................  F-5
Consolidated Statements of Cash Flows for each of the years in the three-year period ended June 30, 1996.................................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of MemberWorks Incorporated

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of MemberWorks Incorporated and its subsidiaries at June 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Stamford, Connecticut
July 25, 1996, except as to Note 15,

which is as of September 25, 1996

                            MEMBERWORKS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                               JUNE 30,
                                                        -----------------------
                                                          1995           1996
                                                        --------       --------
ASSETS
Current assets:
  Cash and cash equivalents...........................  $  5,323       $  4,312
  Accounts receivable.................................     1,365          6,439
  Prepaid membership materials........................       332          1,065
  Prepaid expenses....................................        90            204
  Membership solicitation and other deferred costs....    20,582         25,686
                                                        --------       --------
          Total current assets........................    27,692         37,706
Fixed assets, net.....................................     1,782          3,261
Other assets..........................................       252            960
                                                        --------       --------
                                                        $ 29,726       $ 41,927
                                                        ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.......................................  $    297       $    675           PRO
  Current maturities of capital lease obligations.....       205            316        FORMA AT
  Accounts payable....................................     7,879         10,433        JUNE 30,
  Accrued liabilities.................................     9,129         14,631          1996
  Deferred membership fees............................    23,592         30,628
                                                        --------       --------
          Total current liabilities...................    41,102         56,683       (UNAUDITED)
Long-term capital lease obligations...................       392            456
                                                                                      ----------
Notes payable.........................................     7,673            633
                                                        --------       --------
          Total liabilities...........................    49,167         57,772
Redeemable preferred stock............................    10,926         20,487            $   --
                                                        --------       --------
          Total liabilities and redeemable preferred
            stock.....................................    60,093         78,259
                                                        --------       --------
Commitments and contingencies (Note 8)
Stockholders' equity:
  Class A common stock, $.01 par value -- 12,810,060
     shares (10,542,175 shares in 1995) authorized;
     5,598,870 shares issued and outstanding..........        56             56                --
  Class B common stock, $.01 par value -- 14,819,889
     shares (11,522,404 shares in 1995) authorized;
     258,235 shares (257,875 shares in 1995) issued
     and outstanding; pro forma: 12,320,474 shares
     issued and outstanding...........................         3              3               123
  Capital in excess of par value......................     1,686          3,602            22,076
  Deferred compensation...............................        --         (1,400)           (1,400)
  Accumulated deficit.................................   (31,839)       (38,320)          (38,857)
  Treasury stock, 173,830 shares at cost..............      (273)          (273)             (273)
                                                        --------       --------       -----------
          Total stockholders' equity (deficit)........   (30,367)       (36,332)         $(18,331)
                                                                                        =========
                                                        --------       --------
                                                        $ 29,726       $ 41,927
                                                        ========       ========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            MEMBERWORKS INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       YEAR ENDED JUNE 30,
                                                                   ----------------------------
                                                                    1994       1995      1996
                                                                   -------   --------   -------
Revenues
  Membership fees................................................  $25,830   $ 41,547   $57,012
Expenses
  Operating......................................................    5,354      9,702    11,623
  Marketing......................................................   20,188     32,799    38,410
  General and administrative.....................................    5,592      8,885    11,916
  Interest expense, net..........................................      712        893       310
                                                                   -------   --------   -------
Total expenses...................................................   31,846     52,279    62,259
                                                                   -------   --------   -------
Loss before income taxes.........................................   (6,016)   (10,732)   (5,247)
Provision for income taxes.......................................       --         --        --
                                                                   -------   --------   -------
Net loss.........................................................  $(6,016)  $(10,732)  $(5,247)
                                                                   =======   ========   =======
Unaudited pro forma net loss per share...........................                       $ (0.42)
                                                                                        =======
Unaudited pro forma weighted average shares outstanding..........                        12,735
                                                                                        =======


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            MEMBERWORKS INCORPORATED

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                        COMMON STOCK
                           --------------------------------------
                                CLASS A              CLASS B        CAPITAL IN
                           ------------------   -----------------   EXCESS OF    ACCUMULATED     DEFERRED     TREASURY
                             SHARES    AMOUNT    SHARES    AMOUNT   PAR VALUE      DEFICIT     COMPENSATION    STOCK      TOTAL
                           ----------  ------   --------   ------   ----------   -----------   ------------   --------   --------
Balance -- June 30,
  1993...................   5,322,693    $53     177,876     $ 2      $1,027       $(13,819)                             $(12,737)
For the year ended
  June 30, 1994:
Issuance of common
  stock..................     276,177      3       3,600      --         511                                                  514
Preferred stock:
  Accretion of
    discount.............                                                               (90)                                  (90)
  Accretion to redemption
    value................                                                              (193)                                 (193)
  Accumulated
    dividends............                                                              (105)                                 (105)
Net loss.................                                                            (6,016)                               (6,016)

                            ---------    ---     ------     ---      ------       --------       -------       -----    --------
Balance -- June 30,
  1994...................   5,598,870     56     181,476       2       1,538        (20,223)                              (18,627)
For the year ended
  June 30, 1995:
Issuance of common
  stock..................                         76,399       1          64                                                   65
Issuance of warrants.....                                                 --                                                   --
Acquisition of treasury
  stock..................                                                 84                                    $(273)       (189)
Preferred stock:
  Accretion of
    discount.............                                                              (163)                                 (163)
  Accretion to redemption
    value................                                                              (297)                                 (297)
  Accumulated
    dividends............                                                              (424)                                 (424)
Net loss.................                                                           (10,732)                              (10,732)

                            ---------    ---      ------      --      ------       --------       -------       -----    --------
Balance -- June 30,
  1995...................   5,598,870     56     257,875       3       1,686        (31,839)                     (273)    (30,367)
For the year ended
  June 30, 1996:
Issuance of common
  stock..................                            360      --           1                                                    1
Issuance of warrants.....                                                515                                                  515
Preferred stock:
  Accretion of
    discount.............                                                              (219)                                 (219)
  Accretion to redemption
    value................                                                              (648)                                 (648)
  Accumulated
    dividends............                                                              (367)                                 (367)
  Deferred
    compensation.........                                              1,400                      $(1,400)                     --
  Net loss...............                                                            (5,247)                               (5,247)

                            ---------    ---      ------      --      ------       --------       -------       -----    --------
Balance -- June 30,
  1996...................   5,598,870    $56     258,235      $3      $3,602       $(38,320)      $(1,400)      $(273)   $(36,332)
                            =========    ===      ======      ==      ======       ========       =======       =====    ========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            MEMBERWORKS INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                    YEAR ENDED JUNE 30,
                                                             ----------------------------------
                                                               1994         1995         1996
                                                             --------     --------     --------
OPERATING ACTIVITIES
  Net loss.................................................  $ (6,016)    $(10,732)    $ (5,247)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Membership solicitation and other deferred costs......   (29,799)     (40,178)     (48,201)
     Amortization of membership solicitation and other
       deferred costs......................................    22,053       36,092       43,097
     Deferred membership fees..............................     6,866        6,569        7,036
     Depreciation and amortization.........................       337          536          708
     Loss on sale of fixed assets..........................        --           --           38
     Write-off of discontinued product line assets.........        --          659           --
     Share of joint venture's losses.......................        28           52           51
     Write-off of deferred debt issuance costs.............        --           --          103
     Preferred stock redemption cost.......................        --           --          315
Change in assets and liabilities affecting operating cash
  flows:
  Accounts receivable......................................        71          659       (5,074)
  Prepaid membership materials.............................      (139)          30         (733)
  Prepaid expenses.........................................       (73)          20         (114)
  Other assets.............................................      (323)         (40)        (252)
  Accounts payable.........................................     3,653          476        2,729
  Accrued liabilities......................................     3,980        2,381        5,545
                                                             --------     --------     --------
Net cash provided by (used in) operating activities........       638       (3,476)           1
                                                             --------     --------     --------
INVESTING ACTIVITIES
  Acquisition of fixed assets..............................      (744)        (519)      (1,740)
  Deposit on equipment.....................................        --           --         (539)
  Proceeds from sale of fixed assets.......................        --           --           15
  Investment in and advances to joint venture..............       (31)         (98)         (48)
                                                             --------     --------     --------
Net cash used in investing activities......................      (775)        (617)      (2,312)
                                                             --------     --------     --------
FINANCING ACTIVITIES
  Net proceeds from issuance of stock and warrants.........     1,005        4,012       12,887
  Redemption of preferred stock............................        --           --       (4,000)
  Purchase of treasury stock...............................        --           --         (175)
  Preferred stock dividends................................        --           --         (402)
  Proceeds from issuance of notes payable..................     1,000        6,860          502
  Debt issuance costs......................................        --         (273)        (117)
  Payments of notes payable................................      (206)      (3,603)      (7,164)
  Payments of capital lease obligations....................      (113)        (146)        (231)
                                                             --------     --------     --------
Net cash provided by financing activities..................     1,686        6,850        1,300
                                                             --------     --------     --------
Net increase (decrease) in cash and cash equivalents.......     1,549        2,757       (1,011)
Cash and cash equivalents at beginning of year.............     1,017        2,566        5,323
                                                             --------     --------     --------
Cash and cash equivalents at end of year...................  $  2,566     $  5,323     $  4,312
                                                             ========     ========     ========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            MEMBERWORKS INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF BUSINESS


     MemberWorks Incorporated (the "Company") believes, based on its senior management's extensive knowledge of the industry and its relationships with major credit card issuers in banking, oil and retail, that it is a leading provider of innovative membership service programs. The Company addresses the needs of organizations seeking to leverage the expertise of an outside provider in offering membership service programs. Membership service programs offer selected products and services from a variety of vendors intended to enhance the existing relationships between businesses and consumers.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation -- consolidation

     The consolidated financial statements include the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.


Use of estimates


     The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fair value of financial instruments and concentration of credit risk

     All current assets and liabilities are carried at cost, which approximates fair value because of the short-term maturity of those instruments. The recorded amounts of the Company's long-term debt also approximate fair value. See Note 10 for disclosure of the estimated fair value of the redeemable preferred stock.

     Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of accounts receivable from financial and other card holder based institutions (clients of the Company) whose card holders constitute the Company's membership base. These entities include major banks, financial institutions, large oil companies and retailers located in the United States.

Fixed assets

     Fixed assets and capital leases are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the lesser of the estimated productive lives of the assets or the terms of the related leases, and range from three to ten years. Maintenance and repair expenditures are charged to operations as incurred.

Revenue recognition


     Membership fees are billed through clients of the Company to credit card holders. An allowance for cancellations is established based on the Company's most recent actual cancellation experience, updated regularly. Deferred membership fees are recorded, net of estimated cancellations, when the trial period has elapsed, and are amortized as membership fees on a straight-line basis, over the remainder of the membership period, generally twelve months. Membership cancellations are charged to the allowance for cancellations on a current basis. During an initial annual membership term or renewal term, a member may cancel his or her membership in the program, generally for a complete refund of the membership fee for that period.

                            MEMBERWORKS INCORPORATED

     Accounts receivable includes $3,624,000 of unbilled receivables as of June 30, 1996 (none at June 30, 1995), which were billed and collected subsequent to the balance sheet date, and arise in certain instances when the Company elects to bill subsequent to, rather than upon, acceptance of membership.

     Membership service programs sponsored by three clients of the Company accounted for 35.2%, 15.6% and 10.5%, respectively, of membership fees for the fiscal year ended June 30, 1996.


Membership solicitation and other deferred costs



     Membership solicitation costs include telemarketing, printing, postage and mailing costs related directly to membership solicitation (i.e. direct response advertising costs). In accordance with Statement of Postion 93-7, "Reporting on Advertising Costs", direct response advertising costs are deferred and charged to operations as revenues from membership fees are recognized. Other deferred costs consist of royalties paid to clients, transaction processing fees, and members' kit costs, which relate to the same revenue streams as the direct marketing costs and are also charged to income over the membership period.



     Membership solicitation costs incurred to obtain a new member generally are less than the initial membership fee. However, if membership solicitation costs were to exceed membership fees, an adjustment would be made to the extent of any impairment.


Earnings per Share

     Unaudited pro forma net loss per share is determined by dividing net loss, after adding back preferred stock dividends paid, by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents include stock options, warrants and preferred stock which will be converted into common stock upon the closing of the initial public offering of the Company's common stock.

     The weighted average number of shares has been adjusted to reflect as outstanding all common stock and common stock equivalents issued during the twelve-month period preceding the anticipated initial public offering of the Company's common stock using the treasury stock method, as well as the number of shares which would be necessary in order to redeem Series E and F preferred stock.

Cash and cash equivalents

     The Company considers highly liquid investment instruments with terms of three months or less at the time of acquisition to be cash equivalents.

Income taxes

     Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effect of adopting FAS 109 was immaterial.

                            MEMBERWORKS INCORPORATED

Impairment of long-lived assets

     In 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (FAS 121). The Company adopted FAS 121, with no effect on operations, in fiscal 1996.

Stock-based compensation


     The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In fiscal 1997, the Company intends to adopt the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."



NOTE 3 -- MEMBERSHIP SOLICITATION AND OTHER DEFERRED COSTS



     Deferred membership fees and membership solicitation and other deferred costs, included in the accompanying consolidated balance sheet as of June 30 are comprised of the following (in thousands):



                                                                       1995         1996
                                                                     --------     --------
    Deferred membership fees.......................................  $ 23,592     $ 30,628
    Membership solicitation and other deferred costs...............    18,330       22,212
                                                                       ------     --------



     Amortization of membership solicitation and other deferred costs amounted to $22,053,000, $36,092,000 and $43,097,000 for the years ended June 30, 1994,
1995 and 1996, respectively. Allowance for membership cancellations set forth in the accompanying consolidated balance sheets as of June 30, 1995 and 1996 were $6,765,000 and $10,117,000, respectively.



NOTE 4 -- IMPAQ


     On May 18, 1992, the Company issued 173,830 shares of Class B common stock valued at $273,000 in exchange for the net assets of IMPAQ Publishing Corporation. During December 1994, the Company discontinued Impaq's domestic discount coupon book business and recorded a charge of $659,000 to operations, primarily to write off unamortized goodwill of $166,000 and other assets of $461,000. Effective June 30, 1995, the Company returned Impaq's domestic discount coupon book operations, cash of $175,000 and net fixed assets of $14,000 to Impaq's former owner in exchange for the aforementioned originally issued shares of Class B common stock. There was no gain or loss on this transaction.

     Fiscal 1994 and 1995 consolidated results include Impaq revenues of $333,000 and $556,000 and operating losses of $643,000 and $1,639,000 respectively, including in 1995 the $659,000 charge discussed above.

NOTE 5 -- JOINT VENTURE

     On November 1, 1993, the Company and a United Kingdom (UK) venture partner completed the formation of R.S.V.P. Publishing Ltd. (R.S.V.P.), a corporate joint venture based in the UK. The business of R.S.V.P. is to develop and market a coupon book program and other enhancement services

                            MEMBERWORKS INCORPORATED
in the UK, Europe and elsewhere. The financial position and results of operations of the venture are immaterial.

     The Company's net investment in and advances to the venture of $177,000 have been reduced to $46,000 as of June 30, 1996 by its recorded share of the venture's losses under the equity method of accounting of $28,000, $52,000, $51,000 for the years ended June 30, 1994, 1995, 1996, respectively.

NOTE 6 -- FIXED ASSETS

     Fixed assets are comprised of the following (in thousands):

                                                                     1995       1996
                                                                    ------     -------
        Computer and office equipment.............................  $2,447     $ 3,955
        Furniture and fixtures....................................     267         709
        Leasehold improvements....................................      11         113
                                                                    -------     ------
                                                                     2,725       4,777
        Accumulated depreciation and amortization.................    (943)     (1,516)
                                                                    -------     ------
                                                                    $1,782     $ 3,261
                                                                    =======     ======

NOTE 7 -- NOTES PAYABLE

     Notes payable are summarized as follows (in thousands):

                                                                      1995       1996
                                                                     ------     ------
        Bank Credit Agreement......................................  $6,850     $   10
        Stockholder notes payable..................................     267        267
        Equipment term loans.......................................     853      1,031
                                                                     ------     ------
                                                                      7,970      1,308
        Less current maturities....................................     297        675
                                                                     ------     ------
        Long-term notes payable....................................  $7,673     $  633
                                                                     ======     ======

     On September 9, 1994, the Company entered into a $7,000,000 Bank Credit Agreement extending to February 28, 1997. In conjunction with the Bank Credit Agreement, the Company issued a warrant to acquire 144,000 shares of Class A common stock at an exercise price of $2.08 per share, subject to adjustment for dilution. The warrant is exercisable at any time prior to December 31, 1999. The Company amended the Bank Credit Agreement as of September 28, 1995 and paid down the outstanding balance to $10,000 with a portion of the proceeds from issuance of Series H convertible preferred stock. Interest on borrowings under the Bank Credit Agreement was at the bank's prime rate plus 3.5%, and there was a 1.0% per annum commitment fee on the total facility.

     Effective April 9, 1996, the Bank Credit Agreement was amended and restated to allow borrowings up to $3,000,000 through February 28, 1997. Borrowings under the amended and restated facility accrue interest at 1.5% per annum plus the higher of the base commercial lending rate for the bank or the Federal Funds Rate plus 0.5% per annum. A commitment fee is charged based on the total facility at the rate of 1% per annum. The credit agreement is secured by all of the Company's assets, including the stock of its subsidiaries. In addition, the founders of the Company have guaranteed the borrowings under the credit agreement and have pledged their stock ownership in the Company as collateral.

                            MEMBERWORKS INCORPORATED

     The Company has 12.0% notes totaling $267,000 payable to two Class A common stockholders. Pursuant to the terms of the Bank Credit Agreement, the stockholder notes are subordinate to the Bank Credit Agreement and their maturity was extended to February 28, 1997.

     The Company has several equipment term loans extending to September 2001, secured by certain computer equipment. Interest is at rates of 7.5% to 11.6%, and principal is repayable monthly. The aggregate amount of payments related to the equipment term loans is $398,000 in 1997, $436,000 in 1998, $190,000 in
1999, $5,000 in 2000 and $2,000 in 2001.

     On March 30, 1994, the Company issued $1,000,000 of 10% convertible notes due September 30, 1994 with warrants attached. The warrants are exercisable at any time prior to March 30, 1999, and allow the holders to acquire up to 55,238 shares of Class A common stock based on an exercise price of $3.62, subject to adjustment for dilution. The notes were paid on the due date.

     Interest expense in 1994, 1995 and 1996, as shown in the statement of operations, is net of interest income of $10,000, $125,000 and $305,000, respectively.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

     The Company operates in leased facilities. Management expects that leases currently in effect will be renewed or replaced by other leases of a similar nature and term. Rent expense under operating leases was $409,000, $491,000, and $733,000 for the fiscal years ended June 30, 1994, 1995 and 1996, respectively.

     During 1994, 1995 and 1996, the Company entered into capital leases of certain computer equipment totaling $110,000, $68,000 and $406,000, respectively, of capitalized cost. Lease amortization for the years ended June 30, 1994, 1995 and 1996 was $171,000, $163,000 and $194,000, respectively, and is included in depreciation and amortization expense.

     The future minimum lease payments under capital leases (including present value of net minimum lease payments) and operating leases as of June 30, 1996 are as follows (in thousands):

                                                                       CAPITAL     OPERATING
                               FISCAL YEAR                             LEASES       LEASES
    -----------------------------------------------------------------  -------     ---------
    1997.............................................................   $ 316       $   936
    1998.............................................................     316           988
    1999.............................................................     197           952
    2000.............................................................      56           947
    2001.............................................................       9           631
    Thereafter.......................................................      --         3,140
                                                                       -------     ---------
    Total minimum lease payments.....................................     894       $ 7,594
                                                                                   ========
    Less -- Amount representing interest.............................     122
                                                                       -------
    Present value of net minimum lease payments including current maturities of $316 with interest rates ranging from 6.9% to
      10.4%..........................................................   $ 772
                                                                        =====

     The Company deposited $539,000 on certain telephone equipment which has a purchase price of $725,000. The deposit is included in other assets at June 30, 1996. The equipment is installed at the Company's facilities and, upon acceptance by the Company, a lease will be executed and the deposit refunded by the lessor.

     In June 1995, a co-founder of the Company filed a complaint against the Company and certain of its executive officers alleging various claims arising out of his termination in October 1994 as Executive

                            MEMBERWORKS INCORPORATED

Vice President and Chief Operating Officer of the Company. The former officer alleges wrongful termination, breach of fiduciary duty, fraudulent inducement and certain other claims arising out of alleged accounting irregularities in fiscal 1994. The complaint claims an unspecified amount of compensatory and punitive damages and certain other costs. The Company has moved to strike the complaint, and the Company's motion is being considered by the court. If the motion to strike the complaint is not allowed, the Company intends to contest the claims alleged in the complaint vigorously, and intends to assert counter claims. At present, it is not possible to predict the ultimate outcome or the range of possible loss, if any, resulting from the resolution of this matter.

NOTE 9 -- INCOME TAXES

     There was no current or deferred provision for income taxes for the years ended June 30, 1994, 1995 and 1996. No current provision was required because tax losses were incurred in those years.

     Deferred tax assets and liabilities result from differences in the basis of assets and liabilities for tax and financial statement purposes. The tax effects of the basis differences and net operating loss carryforwards, and the valuation allowance established in accordance with FAS 109, are summarized below as of June 30, 1995 and 1996 (in thousands):

                                                                        1995        1996
                                                                      --------     -------
    Allowance for membership cancellations..........................  $  2,304     $ 3,361
    Deferred membership income, net.................................        14         713
    Other deferred tax assets.......................................       435         562
    Benefit of net operating loss carryforward......................     6,947       6,963
                                                                      --------     -------
              Total deferred tax assets.............................     9,700      11,599
    Less: Valuation allowance.......................................    (9,700)    (11,599)
                                                                      --------     -------
              Net deferred tax asset................................  $     --     $    --
                                                                      ========     =======

     The valuation allowance for deferred tax assets as of July 1, 1994 was $6,003,000. The net change in the valuation allowance for the years ended June 30, 1995 and 1996 were increases of $3,697,000 and $1,899,000, respectively.

     At June 30, 1996, the Company had federal net operating loss carryforwards of $17,705,000. The Company's ability to use these losses to offset future taxable income would be subject to limitations under the Internal Revenue Code if certain changes in the Company's ownership occur. The tax basis net operating loss carry forwards expire as follows (in thousands):

                                    FISCAL YEAR                      AMOUNT
                ---------------------------------------------------  -------
                2005...............................................  $ 1,950
                2006...............................................    2,673
                2007...............................................    2,702
                2008...............................................    1,757
                2009...............................................    3,176
                2010...............................................    5,009
                2011...............................................      438
                                                                     -------
                                                                     $17,705
                                                                     =======

     The Company also has state net operating loss carryforwards expiring at various dates through June 30, 2001 available to reduce future state taxable income.

                            MEMBERWORKS INCORPORATED

NOTE 10 -- REDEEMABLE PREFERRED STOCK

     The following table presents the authorized and outstanding shares of preferred stock which must be redeemed other than at the Company's option, and recorded values as of June 30, 1996 and 1995 (in thousands except share data):

                                                   AT JUNE 30, 1996                   RECORDED VALUES
                                               ------------------------    GROSS        AT JUNE 30,
                                 FISCAL YEAR   AUTHORIZED   OUTSTANDING   PROCEEDS   -----------------
               ISSUE             OF ISSUANCE     SHARES       SHARES      RECEIVED    1995      1996
    ---------------------------  -----------   ----------   -----------   --------   -------   -------
    Series A...................      1990        225,000      225,000     $    750   $ 1,208   $ 1,490
    Series B...................      1991        218,818      218,818     $  2,000     2,173     2,422
    Series C...................      1992         88,339       88,339     $  1,000     1,029     1,117
    Series D...................      1992         48,383       48,383     $    750       750       780
    Series E...................      1993         42,178       42,178     $  1,000       877     1,072
    Series F...................      1994         38,358       38,358     $  1,000       684       877
    Series G...................      1995             --           --     $  4,000     4,205        --
    Series H...................      1996        317,150      317,150     $ 13,000        --    12,729
                                                                                     -------   -------
                                                                                     $10,926   $20,487
                                                                                     =======   =======

     Series A, B, C, D and H preferred stock are convertible at any time into Class A common stock at a conversion price per share (subject to adjustment for dilution) of $3.33, $9.14, $11.32, $15.50 and $40.99, respectively, and automatically convert into Class B common stock at the then effective conversion price in the event of a qualified public offering.

     These series of preferred stock are redeemable at the holder's option, on or after July 31, 2001, at a redemption value equal to the greater of the then fair market value or the conversion price per share. The Series A, B, C, D and H preferred stock were recorded at fair value at the date of issuance. The difference between recorded fair value and redemption value in the year 2001 is being accreted using the interest method. The fair value of the Company's Class B common stock, which value was greater than the conversion price per share for the Series A, B, C, and D preferred stock at June 30, 1996 and 1995, is accordingly being used as the redemption value for purposes of calculating accretion.

     As discussed in Note 12, warrants to acquire 72,000 shares of Class A common stock at $0.0014 per share were issued in conjunction with the issuance of Series H preferred stock. As a result, the recorded value of the Series H preferred stock was $12,800,000, reflecting a $200,000 discount attributable to the warrants, which is being accreted through the exercise date using the interest method. Additionally, the Company paid $114,000 of issuance costs in connection with this offering, which was recorded as a reduction in net proceeds, and is being accreted to the redemption date.

     The holders of Series A, B, C, D and H preferred stock are entitled to vote (on a common stock equivalent basis) on all matters submitted to the stockholders.

     Series E and F shares are mandatorily redeemable on April 30, 1998 and April 30, 1999, respectively, at $23.71 and $26.07 per share, respectively, plus all accumulated and unpaid dividends. The Company may be required to redeem all or any portion of Series E and F upon change in ownership or in the event of a qualified public offering at the redemption value per share plus all accumulated and unpaid dividends. If redeemed at the option of the Company, the redemption premium on Series E and F is 4% and 6%, respectively, through April 30, 1997 and declines annually thereafter by 2% through the respective mandatory redemption date. These series of preferred stock accrue dividends at a rate of 8% per annum, compounded daily. At June 30, 1996 accumulated and unpaid dividends were $288,000 and $198,000 on Series E and F preferred stock, respectively.

                            MEMBERWORKS INCORPORATED

     As further discussed in Note 11, Class A common stock was issued in conjunction with the issuance of the Series E and F preferred stock. As a result, the Series E and F redeemable preferred stock was recorded at discounts of $522,000 and $491,000, respectively. The discounts recognized are being accreted through the required redemption dates using the interest method.

     On September 28, 1994, the Company issued 40,000 of new Series G preferred stock with attached warrants to acquire 288,000 shares of Class A common stock for a total of $4,000,000. Preferred dividends on Series G preferred stock is 8% per annum, payable quarterly in kind.

     On August 3, 1995, the Company redeemed 40,000 shares of issued and outstanding Series G preferred stock and redeemed attached warrants to acquire 288,000 shares of Class A common stock of the Company issued September 28, 1994 for $4,000,000, and also paid the investor a preferred dividend in the amount of $402,000. Additionally, the Company substituted 113,227 warrants to acquire Class A common stock, exercisable at $0.0014 per share, in exchange for the 288,000 warrants previously redeemed. As a result the substituted warrants issued were accounted for at fair value of $315,000 and recorded as a charge to operations as a cost of redeeming the preferred stock.

     Upon liquidation, dissolution or winding up of the Company, the holders of Series E and F preferred stock are entitled to receive the applicable liquidation value plus all accrued and unpaid dividends, prior to any distribution to holders of Series A, B, C, D or H preferred stock or common stock. Holders of Series A, B, C, D and H preferred are entitled to receive the applicable liquidation value plus accrued, declared and unpaid dividends, if any. If, in the event of liquidation, dissolution or winding up of the Company, the Company's assets to be distributed among the holders of Series A, B, C, D, and H preferred were insufficient, then the assets would be distributed ratably to such holders based upon the aggregate applicable amounts that are owed.

     The holders of Series A, B, C, D and H preferred stock are entitled to receive non-cumulative dividends if and when declared by the Company's Board of Directors, subject to the prior and superior rights of Series E and F preferred stock. The Company may not pay or declare a dividend to the holders of these Series if at the time of or immediately following the dividend the Company has failed to pay the full amount of dividends accrued on the Series E and F preferred stock or to declare any dividend or make any distribution upon any common stock.

     The redemption requirements for all issues of redeemable preferred stock for the five years following June 30, 1996 are as follows: $0 in 1997, $1,491,000 in 1998, $1,503,000 in 1999, and $0 in 2000 and 2001.

     The recorded value of the Company's redeemable preferred stock at June 30, 1996 was $20,487,000. In accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Market Value of Financial Instruments," the Company estimates that fair value of the redeemable preferred stock at June 30, 1996 was approximately $23,500,000. Estimated fair value at June 30, 1996 was calculated based on the higher of the redemption value of the redeemable preferred stock or the then fair value of the Company's common stock, plus accumulated dividends, discounted to present value at an appropriate rate of interest. This estimate is not necessarily indicative of the amount the holders could realize in a current market exchange.

NOTE 11 -- COMMON STOCK

     Class A common stock and Class B common stock are entitled to one vote per share on all matters voted on by the stockholders. Shares of Class A common stock are convertible on a share for share basis into shares of Class B common stock at the option of the holder and automatically convert upon the closing of a qualified public offering. Class A common stock has preference rights over Class B common stock in case of a liquidation, dissolution or winding up of the Company.

                            MEMBERWORKS INCORPORATED

     Dividends may be declared on Class A and B common stock subject to the prior and superior rights of the preferred stock. The Company's Board of Directors may not declare or pay a dividend to the holders of Class A or B common stock, other than in the form of shares of common stock, unless the Board simultaneously declares a dividend payable to the holders of Series A, B, C, D and H preferred stock at the same rate (on an as-converted basis).

     In March 1994, 276,177 shares of Class A common stock were issued for proceeds of $2,761, an amount equal to par value. These shares were issued in connection with the Series F preferred stock offerings, and have been recorded at fair value of $508,000 (see Note 10).

     In May 1993, 303,681 shares of Class A common stock were issued for proceeds of $3,036, an amount equal to par value. These shares were issued in connection with the Series E preferred stock offerings, and have been recorded at fair value of $478,000 (see Note 10).

NOTE 12 -- STOCK OPTIONS AND WARRANTS

     Under the Amended 1990 Employee Incentive Stock Option Plan, the Board is authorized to grant 1,296,000 incentive stock options, entitling certain employees and officers to acquire shares of Class B common stock at a price per share equal to fair market value at the date of grant. Options become exercisable over a four year period and expire at the earlier of termination of employment or eight years from date of grant (ten years for grants after December 31, 1995). As of June 30, 1996 there were 329,832 options available for grant.

     During 1996, the Board of Directors and stockholders of the Company approved the adoption of the 1995 Executive Officers' Stock Option Plan and the 1995 Non-Employee Directors' Stock Option Plan under which the Board is authorized to grant 360,000 and 180,000 options, respectively, to acquire shares of Class B common stock at a price per share equal to or greater than fair market value at the date of grant. Under the Executive Officers' Stock Option Plan, the Board can determine the date on which options vest and become exercisable. Options become exercisable over a four year period under the Non-Employee Directors' Stock Option Plan. As of June 30, 1996 there were 108,000 and 36,000 shares available for grant under the Executive Officers' Stock Option Plan and the Non-Employee Directors' Stock Option Plan, respectively.

                            MEMBERWORKS INCORPORATED

     Information with respect to shares under option under the plans is as follows:

                                                      OPTION PRICE
                                                        PER SHARE        OUTSTANDING     EXERCISABLE
                                                     ---------------     -----------     -----------
Balance -- June 30, 1993...........................   $0.46 - $1.57         440,402         85,946
  Granted..........................................       $1.84             190,440
  Became exercisable...............................   $0.46 - $1.57                        110,102
  Exercised........................................       $1.57              (3,600)        (3,600)
  Canceled.........................................   $1.57 - $1.84         (19,800)        (1,800)
                                                     ---------------     -----------     -----------
Balance -- June 30, 1994...........................   $0.46 - $1.84         607,442        190,648
  Granted..........................................       $2.08             219,600
  Became exercisable...............................   $0.46 - $1.84                        139,716
  Exercised........................................   $0.46 - $1.84         (76,400)       (76,400)
  Canceled.........................................   $1.27 - $2.08         (98,920)        (6,228)
                                                     ---------------     -----------     -----------
Balance -- June 30, 1995...........................   $0.46 - $2.08         651,722        247,736
  Granted..........................................   $2.78 - $4.17         674,640
  Became exercisable...............................   $1.27 - $2.78                        139,983
  Exercised........................................       $2.08                (360)          (360)
  Canceled.........................................   $1.84 - $2.78         (48,240)        (9,179)
                                                     ---------------     -----------     -----------
Balance -- June 30, 1996...........................   $0.46 - $4.17       1,277,762        378,180
                                                     ==============       =========      =========

     On March 30, 1994, a warrant was issued to acquire 55,238 shares of Class A common stock at an exercise price of $3.62 per share, subject to adjustment for dilution when issued. The warrant is exercisable at any time prior to March 30, 1999.

     On September 9, 1994, the Company issued a warrant in conjunction with the Bank Credit Agreement to acquire 144,000 shares of Class A common stock at an exercise price of $2.08 per share, subject to adjustment for dilution when issued. The warrant is exercisable at any time prior to December 31, 1999.

     As discussed in Note 10, warrants to acquire 72,000 shares of Class A common stock were issued in conjunction with the Series H preferred stock offering. Each warrant is exercisable at $0.0014 per share for a period of five years from the issuance date. The warrants have been recorded at a fair value of $200,000.

     The Company has an agreement with an executive officer, whereby the Company is required to grant options to purchase up to 144,000 shares of Class B common stock to the executive for achievement of certain performance goals. Specifically, the Company will grant an option to purchase 14,400 shares of Class B common stock for each new client, from a selected list of certain prospective large clients, he obtains for the Company prior to December 31, 1996. These options have a stated exercise price of $2.78 per share and vest ratably over a four year period from date of grant. In 1996, the executive was granted an option to purchase 14,400 shares of Class B common stock pursuant to this agreement. Compensation expense in 1996 related to this grant was $3,000, measured based on the excess of the fair value of the common stock of the Company on the date of grant over the grant price. Compensation charges related to future grants, if any, will be measured in the same manner and recognized over the vesting period.


     In connection with a grant of options in June 1996 to purchase 360,000 shares of Class B common stock, the Company will recognize compensation expense over the four-year vesting period based on the excess of the fair market value of the Company's stock over the grant price of approximately $1,400,000. Such future compensation expense is reflected in the balance sheet at June 30, 1996 as a debit to stockholders' equity.

                            MEMBERWORKS INCORPORATED

NOTE 13 -- EMPLOYEE BENEFIT PLAN

     Effective April 1, 1996 the Company adopted a 401(k) profit sharing plan. Employees of the Company are eligible to contribute to the plan once they have completed one year of service and attained age 18. Employees may contribute up to 15% of their compensation subject to certain limitations. The Company may elect to make matching contributions or profit sharing contributions to the plan. There were no Company contributions made for the year ended June 30, 1996.

NOTE 14 -- STATEMENT OF CASH FLOWS (IN THOUSANDS)

                                                                     YEAR ENDED JUNE 30,
                                                                    ----------------------
                                                                    1994     1995     1996
                                                                    ----     ----     ----
    Supplemental disclosure of cash flow information:
      Cash paid during the period for interest....................  $728     $896     $493
                                                                    ====     ====     ====
      Cash paid during the period for income taxes................  $ --     $ --     $ 45
                                                                    ====     ====     ====
    Supplemental schedule of noncash investing and financing
      activities:
      Capital lease obligation related to acquisition of fixed
         assets...................................................  $110     $ 68     $406
                                                                    ====     ====     ====
      Dividends accumulated on Series E, F and G preferred
         stock....................................................  $105     $424     $212
                                                                    ====     ====     ====
      Accretion of discount on Series E, F, G and H preferred
         stock....................................................  $ 90     $163     $219
                                                                    ====     ====     ====
      Accretion to redemption value on Series A, B, C, and D
         preferred stock..........................................  $193     $297     $648
                                                                    ====     ====     ====
      Issuance of warrants........................................  $ --     $ --     $200
                                                                    ====     ====     ====

NOTE 15 -- SUBSEQUENT EVENTS


     On July 1, 1996, the Company granted 310,140 employee stock options with an exercise price of $8.00 per share.


     On August 13, 1996, the Board of Directors approved a corporate name change from CardMember Publishing Corporation to MemberWorks Incorporated.

     On August 15, 1996, the Company amended its certificate of incorporation to increase the authorized number of shares of stock to 41,000,000. A total of 32,000,000 shares were designated as Common Stock, par value $0.01, 8,000,000 shares were designated as Class A common stock, par value $0.01 and 1,000,000 shares were designated as Preferred Stock, par value $0.01.

     On August 13, 1996, the Board of Directors authorized the automatic reclassification and conversion of Class A common stock into Common Stock upon the closing of the Company's initial public offering and the elimination of Class A common stock.

     On August 13, 1996, the Board of Directors authorized the automatic reclassification and conversion of Class B common stock into Common Stock.

     On August 13, 1996, the Board of Directors authorized the officers of the Company to negotiate the terms of a proposed public offering of Common Stock of the Company. In addition, the officers were authorized and directed to cause to be prepared, executed and filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended, a Registration Statement on Form S-1, including a preliminary prospectus included therein and all exhibits thereto and any amendments or supplements thereto, relating to the registration.

                            MEMBERWORKS INCORPORATED

     On August 13, 1996, the Company adopted an employee stock purchase plan (the "1996 Employee Stock Purchase Plan"). The plan will be implemented with an initial offering period commencing on the effective date of the offering. The plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation, at a price equal to 85% of the price of the Common Stock of the Company reported by Nasdaq at the commencement date of the Offering Period.

     On August 13, 1996, the Board of Directors approved the Company's 1996 Stock Option Plan (the "1996 Stock Option Plan"), which becomes effective upon the closing of the Company's initial public offering. The 1996 Stock Option Plan authorizes the issuance of shares of Common Stock pursuant to the grant to employees of incentive stock options and the grant of non-qualified stock options to employees, consultants, officers or directors of the Company.

     The aggregate number of shares of Common Stock of the Company reserved for both the 1996 Employee Stock Purchase Plan and the 1996 Stock Option Plan is 2,160,000.

     On August 13, 1996, the Board of Directors approved an amendment to the Company's 1990 Employee Incentive Stock Option Plan ("Amended 1990 Stock Option Plan"). The Amended 1990 Stock Option Plan provides for the grant of "incentive stock options" to employees and officers of the Company and non-qualified stock options to employees, consultants, directors and officers of the Company. The Company is authorized to grant up to 1,296,000 shares under the Amended 1990 Stock Option Plan. The Board of Directors also voted that no further options may be granted under the Amended 1990 Stock Option Plan effective upon the closing of the initial public offering.

     On September 11, 1996, the Board of Directors approved a 7.2 for 1 stock split of the Company's Common Stock which became effective on September 25, 1996.

     On September 13, 1996, a co-founder of the Company and the Company entered into an agreement conditionally settling the litigation (described in Note 8) and all related matters, with such agreement to become final and its operative terms to be implemented at the time of the closing with respect to the Company's proposed public offering. Either party can resume the litigation if no such closing has occurred prior to December 31, 1996. The Company is required to pay the co-founder $165,000, representing severance, bonus and legal expenses.

NOTE 16 -- PRO FORMA STOCKHOLDERS' EQUITY DATA AS OF JUNE 30, 1996 (UNAUDITED)

     The accompanying pro forma stockholders' equity data as of June 30, 1996 gives effect to the automatic conversion of all Series A, B, C, D and H convertible preferred stock into Common Stock and the redemption of Series E and F redeemable preferred stock for approximately $2,500,000 from application of a portion of the proceeds of the Company's initial public offering described in
Note 15.

               MEMBERWORKS(SM) Programs & Distribution Channels

MEMBERWORKS PROGRAMS AND DISTRIBUTION CHANNELS




                           Large    Retail    Oil    Small     Vacation      Retail                                    New
                           Banks    Cards     Cards  Banks      Owners       Stores      Interactive     Direct     Channels
-------------------------------------------------------------------------------------------------------------------------------
Health                      x         x                x                                                    O          O

Dental                      x         x                x                      O                             O          O

Dental & Health             x         x                x                      O              O              O          O

Travel                      x                          x         X                           O              O          O

Entertainment               X                  X       X         X                           O              O          O

Sports                      X                  X       X                                     O              O          O

Finance                     X                  X                                             O              O          O

Computers and Software      X                                                                               O          O

New Services                O                  O       O                                                               O


X = Current Programs.
O = Testing Programs.

                              [MEMBERWORKS LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

    SEC Registration Fee...................................................    $   20,690
    NASD Filing Fee........................................................         6,500
    Nasdaq National Market Listing Fee.....................................        50,000
    Blue Sky Fees and Expenses.............................................        20,000
    Transfer Agent and Registrar Fees......................................        10,000
    Accounting Fees and Expenses...........................................       275,000
    Legal Fees and Expenses................................................       275,000
    Printing and Mailing Expenses..........................................       150,000
    Miscellaneous..........................................................        92,810
                                                                               ----------
              Total........................................................    $  900,000
                                                                                =========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Eighth of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article Ninth of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article Ninth of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Under the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     On March 30, 1994, the Registrant sold an aggregate of 276,177 shares of Class A Common Stock and 38,358 shares of Series F Preferred Stock to accredited investors for an aggregate purchase price of $1 million pursuant to Regulation D of the Commission promulgated under the Securities Act ("Regulation D"). On September 28, 1994, the Registrant sold an aggregate of 40,000 shares of Series G Preferred Stock and warrants to acquire 288,000 shares of Class A Common Stock to accredited investors for an aggregate purchase price of $4 million pursuant to Regulation D. Effective August 3, 1995, all 40,000 shares of Series G Preferred Stock and warrants acquired were redeemed by the Registrant for an aggregate redemption amount of $4,000,400, plus a preferred dividend of $401,611. Additionally, the Registrant substituted 113,227 warrants to acquire Class A Common Stock, exercisable at $0.0014 per share, for the warrants redeemed by the Registrant. On August 3, August 15 and September 21, 1995, the Registrant sold an aggregate of 317,150 shares of Series H Convertible Preferred Stock to accredited investors for an aggregate purchase price of $12,999,979 pursuant to Regulation D.



     On March 30, 1994, the Registrant issued a warrant to acquire 55,238 shares of Class A Common Stock at an exercise of $3.62 per share, subject to adjustment for dilution. On September 9, 1994, the Company issued a warrant in conjunction with the Bank Credit Agreement to acquire 144,000 shares of Class A Common Stock at an exercise price of $2.08 per share, subject to adjustment for dilution when issued. The warrant is exercisable at any time prior to December 31, 1999. In connection with the redemption of 40,000 shares of Series G Preferred Stock and attached warrants to acquire 288,000 shares of Class A Common Stock, the Registrant issued warrants to acquire 113,227 shares of Class A Common Stock, exercisable at $0.0014 per share.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS



EXHIBIT
  NO.                                         DESCRIPTION
--------                                      -----------
      *1  Form of Underwriting Agreement.
    *2.1  Agreement and Plan of Corporate Separation, dated August 9, 1995, between the
          Registrant, Impaq Marketing Corporation, Impaq Publishing Corp. and Daniel
          Klabunde.
    *3.1  Restated Certificate of Incorporation of the Registrant.
    *3.2  Amendment to Restated Certificate of Incorporation of the Registrant effecting the stock split.
    *3.3  Restated Certificate of Incorporation of the Registrant, to be filed upon closing of this offering.
    *3.4  Restated By-laws of the Registrant.
      *4  Specimen Certificate for shares of Common Stock, $0.01 par value, of the
          Registrant.
    *4.2  Amended and Restated Stockholders' Agreement, dated as of December 28, 1990, by and among the Registrant and each of the signatories thereto, as amended.
    *4.3  Amended and Restated Registration Rights Agreement, dated as of September 9, 1994 between the Registrant and Brown Brothers Harriman & Co.
    *4.4  Registration Rights Agreement, dated September 20, 1995 among the Registrant and the Stockholders set forth on Schedule I thereto.
       5  Opinion of Hale and Dorr with respect to the validity of the securities being offered.
   *10.1  Amended Employee Incentive Stock Option Plan.
   *10.2  1995 Executive Officers' Stock Option Plan.
   *10.3  1995 Non-Employee Directors' Stock Option Plan.
   *10.4  1996 Stock Option Plan.
   *10.5  1996 Employee Stock Purchase Plan.
   *10.6  401(k) Profit Sharing Plan of the Registrant, dated April 1, 1996.
   *10.7  Term Lease Master Agreement between IBM Credit Corporation and the Registrant, dated as of November 26, 1991.
   *10.8  Master Lease Agreement between Bankers Leasing Association, Inc. and the
          Registrant, dated as of May 7, 1996.
   *10.9  Promissory Note between Thomas St. Denis and the Registrant, dated September 9,
          1994.
  *10.10  Promissory Note between Gary Johnson and the Registrant, dated September 9, 1994.
  *10.11  Amended and Restated Credit Agreement, dated as of April 8, 1996 among the
          Registrant, the lender parties thereto and Brown Brothers Harriman & Co.
  *10.12  Warrant Agreement dated as of September 9, 1994, between the Registrant and Brown
          Brothers Harriman & Co.
  *10.13  Form of Warrant for the Purchase of Class A Common Stock, dated March 30, 1994.
  *10.14  Form of Stock Subscription Warrant, dated as of July 31, 1995.
  *10.15  Form of Stock Subscription Warrant with Voting Rights, dated August 3, 1995
  *10.16  Form of Stock Subscription Warrant, dated August 15, 1995.
  *10.17  Shareholder Guarantee made as of September 9, 1994 by Gary Johnson, Thomas St.
          Denis and Dennis Walker in favor of the lenders named in the Credit Agreement and
          Brown Brothers Harriman & Co.
  *10.18  Shareholder Pledge Agreement, dated as of September 9, 1994, among Gary Johnson,
          Thomas St. Denis and Dennis Walker and Brown Brothers Harriman & Co.
  *10.19  Consulting Agreement, dated as of January 1, 1996, by and between the Registrant,
          Giga Information Group, Inc. and Neill Brownstein.

EXHIBIT
  NO.                                         DESCRIPTION
--------  -----------------------------------------------------------------------------------
 *+10.20  Agreement dated as of October 7, 1994 by and between Sears, Roebuck and Co. and the
          Registrant.
 *+10.21  License Agreement, dated August 1, 1990, by and between the Registrant and Sears
          Roebuck and Co.
  *10.22  Lease Agreement between Stamford Towers Limited Partnership and the Registrant,
          dated January 15, 1996.
  *10.23  Business Property Lease between V and R Joint Venture and the Registrant, dated
          October 4, 1995.
  *10.24  Arena Tower II Lease Agreement by and between Arena Tower II Corporation and the
          Registrant, dated February 12, 1996, as amended.
      11  Computation of unaudited pro forma net loss per share.
      21  Subsidiaries of the Registrant.
    23.1  Consent of Hale and Dorr (included in Exhibit 5).
    23.2  Consent of Price Waterhouse LLP.
     *24  Power of Attorney.
     *27  Financial Data Schedule.


---------------
 * Previously filed.


 + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.


     (B) FINANCIAL STATEMENT SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts

     All other schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Restated Certificate of Incorporation and Amended and Restated By-laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to

     Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 17th day of October, 1996.



                                          MemberWorks Incorporated



                                          By:    /s/  STEVEN H. LEVENHERZ
                                          --------------------------------------
                                             Steven H. Levenherz
                                             Senior Vice President


                                   SIGNATURES


     Pursuant to the requirements of the Securities act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              SIGNATURE                               TITLE                        DATE
-------------------------------------   ---------------------------------   ------------------

                  *                     President, Chief Executive           October 17, 1996
-------------------------------------     Officer and Director (Principal
           Gary A. Johnson                Executive Officer)

                 *                     Executive Vice President and         October 17, 1996
-------------------------------------     Director
          Dennis P. Walker

                  *                     Chief Financial Officer              October 17, 1996
-------------------------------------     (Principal Financial and
           James B. Duffy                 Accounting Officer)

                  *                     Director                             October 17, 1996
-------------------------------------
         Stephen J. Clearman

                  *                     Director                             October 17, 1996
-------------------------------------
           Alec L. Ellison

                  *                     Director                             October 17, 1996
-------------------------------------
         Michael R. O'Brien

                  *                     Director                             October 17, 1996
-------------------------------------

           Marc S. Tesler
*By:  /s/  STEVEN H. LEVENHERZ
-------------------------------------
           Steven H. Levenherz
             Attorney-in-Fact

                       VALUATION AND QUALIFYING ACCOUNTS

                                                           COLUMN C
                                                 -----------------------------
                                   COLUMN B                ADDITIONS
                                  ----------     -----------------------------        COLUMN D         COLUMN E
            COLUMN A              BALANCE AT     CHARGED TO       CHARGED TO         -----------     -------------
            --------              BEGINNING      COSTS AND      OTHER ACCOUNTS       DEDUCTIONS       BALANCE AT
          DESCRIPTION             OF PERIOD       EXPENSES       -- DESCRIBE         -- DESCRIBE     END OF PERIOD
          -----------             ----------     ----------     --------------       -----------     -------------
YEAR ENDED JUNE 30, 1996:
Allowance for cancellations.....  $6,765,000                     $ 61,264,000(A)     $57,912,000(B)   $10,117,000
Valuation allowance for deferred
  tax assets....................   9,700,000     $1,899,000                                            11,599,000
YEAR ENDED JUNE 30, 1995:
Allowance for cancellations.....   5,101,000                       46,667,000(A)      45,003,000(B)     6,765,000
Valuation allowance for deferred
  tax assets....................   6,003,000      3,697,000                                             9,700,000
YEAR ENDED JUNE 30, 1994:
Allowance for cancellations.....   2,650,000                       29,753,000(A)      27,302,000(B)     5,101,000
Valuation allowance for deferred
  tax assets....................   4,235,000      1,768,000                                             6,003,000

---------------

(A) Charged to balance sheet account "Deferred membership fees"


(B) Charges for refunds upon membership cancellations.

                                 EXHIBIT INDEX


EXHIBIT                                                                          SEQUENTIAL
  NO.                                  DESCRIPTION                               PAGE NUMBER
-------                                -----------                               -----------
    *1    Form of Underwriting Agreement. .....................................
  *2.1    Agreement and Plan of Corporate Separation, dated August 9, 1995, between the Registrant, Impaq Marketing Corporation, Impaq Publishing
          Corp. and Daniel Klabunde. ..........................................
  *3.1    Restated Certificate of Incorporation of the Registrant. ............
  *3.2    Amendment to Restated Certificate of Incorporation of the Registrant
          effecting the stock split. ..........................................
  *3.3    Restated Certificate of Incorporation of the Registrant, to be filed upon closing of this offering. ......................................
  *3.4    Restated By-laws of the Registrant. .................................
    *4    Specimen Certificate for shares of Common Stock, $0.01 par value, of the Registrant. .....................................................
  *4.2    Amended and Restated Stockholders' Agreement, dated as of December
          28, 1990, by and among the Registrant and each of the signatories thereto, as amended. ................................................
  *4.3    Amended and Restated Registration Rights Agreement, dated as of
          September 20, 1995 between the Registrant and Brown Brothers Harriman
          & Co. ...............................................................
  *4.4    Registration Rights Agreement, dated September 28, 1994 among the
          Registrant and the Stockholders set forth on Schedule I thereto. ....
     5    Opinion of Hale and Dorr with respect to the validity of the securities being offered. ...........................................
 *10.1    Amended Employee Incentive Stock Option Plan. .......................
 *10.2    1995 Executive Officers' Stock Option Plan. .........................
 *10.3    1995 Non-Employee Directors' Stock Option Plan. .....................
 *10.4    1996 Stock Option Plan. .............................................
 *10.5    1996 Employee Stock Purchase Plan. ..................................
 *10.6    401(k) Profit Sharing Plan of the Registrant, dated April 1,
          1996. ...............................................................
 *10.7    Term Lease Master Agreement between IBM Credit Corporation and the
          Registrant, dated as of November 26, 1991. ..........................
 *10.8    Master Lease Agreement between Bankers Leasing Association, Inc. and the Registrant, dated as of May 7, 1996. ............................
 *10.9    Promissory Note between Thomas St. Denis and the Registrant, dated
          September 9, 1994. ..................................................
*10.10    Promissory Note between Gary Johnson and the Registrant, dated
          September 9, 1994. ..................................................
*10.11    Amended and Restated Credit Agreement, dated as of April 8, 1996 among the Registrant, the lender parties thereto and Brown Brothers
          Harriman & Co. ......................................................
*10.12    Warrant Agreement dated as of September 9, 1994, between the
          Registrant and Brown Brothers Harriman & Co. ........................
*10.13    Form of Warrant for the Purchase of Class A Common Stock, dated March
          30, 1994. ...........................................................
*10.14    Form of Stock Subscription Warrant, dated as of July 31, 1995. ......
*10.15    Form of Stock Subscription Warrant with Voting Rights, dated August
          3, 1995. ............................................................
*10.16    Form of Stock Subscription Warrant, dated August 15, 1995. ..........
*10.17    Shareholder Guarantee made as of September 9, 1994 by Gary Johnson,
          Thomas St. Denis and Dennis Walker in favor of the lenders named in the Credit Agreement and Brown Brothers Harriman & Co. ..............
*10.18    Shareholder Pledge Agreement, dated as of September 9, 1994, among
          Gary Johnson, Thomas St. Denis and Dennis Walker and Brown Brothers
          Harriman & Co. ......................................................

EXHIBIT                                                                          SEQUENTIAL
  NO.                                  DESCRIPTION                               PAGE NUMBER
-------   ---------------------------------------------------------------------  -----------
*10.19    Consulting Agreement, dated as of January 1, 1996, by and between the
          Registrant, Giga Information Group, Inc. and Neill Brownstein. ......
*+10.20   Agreement dated as of October 7, 1994 by and between Sears, Roebuck and Co. and the Registrant. .........................................
*+10.21   License Agreement, dated August 1, 1990, by and between the
          Registrant and Sears Roebuck and Co. ................................
*10.22    Lease Agreement between Stamford Towers Limited Partnership and the
          Registrant, dated January 15, 1996. .................................
*10.23    Business Property Lease between V and R Joint Venture and the
          Registrant, dated October 4, 1995. ..................................
*10.24    Arena Tower II Lease Agreement by and between Arena Tower II
          Corporation and the Registrant, dated February 12, 1996, as amended. ............................................................
    11    Computation of unaudited pro forma net loss per share. ..............
    21    Subsidiaries of the Registrant. .....................................
  23.1    Consent of Hale and Dorr (included in Exhibit 5). ...................
  23.2    Consent of Price Waterhouse LLP. ....................................
   *24    Power of Attorney. ..................................................
   *27    Financial Data Schedule. ............................................


---------------
* Previously filed.


+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.